***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

CONFIDENTIAL

EXECUTION VERSION

EXHIBIT 10.1

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (the “Agreement”) is entered into as of September 15, 2015 (the “Effective Date”), by and between Xencor, Inc., a corporation organized under the laws of the State of Delaware (“Xencor”), having an address of 111 West Lemon Avenue, Monrovia, California 91016, and Amgen Inc., a corporation organized under the laws of the State of Delaware (“Amgen”), having an address of One Amgen Center Drive, Thousand Oaks, California 91320.

Recitals

Whereas, Xencor has developed expertise in engineering Bi-Specific Antibodies (as defined below);

Whereas, Amgen is engaged in the research, development and commercialization of pharmaceutical products, including Bi-Specific Antibodies;

Whereas, the parties intend to conduct a discovery program using the Xencor Know-How to identify Compounds and Products (as such terms are defined below) for development and commercialization, subject to the terms and conditions of this Agreement; and

Whereas, Amgen desires to obtain from Xencor, and Xencor desires to grant to Amgen, an exclusive license to develop, manufacture, and commercialize Products, subject to the terms and conditions of this Agreement.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Xencor and Amgen hereby agree as follows:

1.Definitions

1.1“Affiliate” means, with respect to a given Person, any Person that, directly or indirectly, through one or more intermediaries, is controlled by, controls, or is under common control with such party, as the case may be, but for only so long as such control exists.  As used in this Section 1.1, “control” shall mean direct or indirect beneficial ownership of more than 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity or economic interest of a Person, or the power, whether pursuant to a contract, ownership of securities or otherwise, to direct the management and policies of a Person.

1.2“Amgen Background Patents” means any and all Patents that Amgen or any of its Affiliates Controls as of the Effective Date or during the Term that (i) Cover Amgen Know-How,

or (ii) would be infringed by (a) the performance of Xencor’s obligations hereunder, or (b) the development, manufacture, use, or sale of a Xencor Reverted Product, excluding Amgen Invention Patents.

1.3“Amgen Invention” means, subject to Section 9.1(a)(i) and (ii), any Invention invented solely by Amgen or its Affiliates or Sublicensees or by any of their employees or contractors.

1.4“Amgen Invention Patent” means a Patent that Covers an Amgen Invention.

1.5“Amgen Know-How” means all Know-How that Amgen or any of its Affiliates Controls as of the Effective Date or during the Term (subject to Section 15.6), excluding Amgen Inventions, which Know-How (i) is disclosed by Amgen to Xencor, in Amgen’s sole discretion and is reasonably necessary or useful for Xencor to perform Research Program activities, or (ii) (A) was used by Amgen or its Affiliates in research and development of the Programs prior to the Effective Date or (B) is used by Amgen or its Affiliates, or Xencor or its Affiliates, in performing its obligations or exercising its rights hereunder after the Effective Date.

1.6“Amgen Patents” means all Amgen Background Patents and Amgen Invention Patents.

1.7“Amgen Technology” means the Amgen Know-How, Amgen Inventions and the Amgen Patents.

1.8“Antibody” means any protein derived from an immunoglobulin or fragment thereof (including heavy chain domains, light chain domains, Fc domains, constant chain domains, scFv, Fv Region, Fab and Fab’2 fragments).

1.9“Available” [*…***…].

1.10“Biosimilar” […***…]

***Confidential Treatment Requested

[*…***…].

1.11“Bi-Specific Antibody” means an Antibody that (i) contains a heterodimeric Fc domain, and (ii) has at least two Fv Regions, which Fv Regions bind two, and only two, different Targets.

1.12“Calendar Quarter” means each respective period of three consecutive months ending on March 31, June 30, September 30, and December 31.

1.13“Calendar Year” means each respective period of 12 consecutive months ending on December 31.

1.14“[…***…].

1.15“[…***…].

1.16“[…***…].

1.17“Change of Control” means with respect to a specified party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all assets of, or similar corporate transaction involving such party (whether or not including one or more wholly owned subsidiaries of such party), other than: (i) transactions involving solely such party and one of more Affiliates, on the one hand, and one or more of such party’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such party.  For purposes of this definition, the terms “group” and “beneficial

***Confidential Treatment Requested

ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder in effect as of the Effective Date.

1.18“Combination Product” means a Product sold in combination with other pharmaceutical products.

1.19“Commercially Reasonable Efforts” means, with respect to a party and an obligation to conduct a particular activity pertaining to the research, development or commercialization obligations hereunder that level of efforts and resources reasonably required to carry out such obligation consistent with the efforts commonly used by a similarly situated company in the biopharmaceutical industry with respect to a biopharmaceutical product which is of similar market potential and at a similar stage in its development or product life, and other relevant factors such as technical, legal, scientific or medical factors.  Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the party:  promptly assign responsibility for such obligation to specific employee(s) or management team, which employees or team are responsible for progress and monitor such progress on an on-going basis, set annual objectives for carrying out such obligations, and allocate resources designed to advance progress with respect to such objectives.  Notwithstanding the foregoing, to the extent that the performance of a party’s obligations hereunder is impaired by the other party’s failure to perform its obligations hereunder, the determination of whether such first party has used Commercially Reasonable Efforts in performing a given obligation will be determined in the context of such other party’s failure.

1.20“Compound” means a Discovery Program Compound or a Xencor Compound, as applicable.

1.21“Confidential Information”, of a party, means confidential or proprietary information, whether written, oral or in any other form, disclosed by such party to the other party, including any of the foregoing of Third Parties.  “Confidential Information” shall also include information exchanged prior to the date hereof by either party pursuant to the Nondisclosure Agreement.  “Confidential Information” includes the following, which are transferred, disclosed or made available by the disclosing party:

(a)confidential and proprietary technical and commercial information, Know-How, drawings, specifications, models and/or designs relating to development, manufacture, production, registration, promotion, distribution, marketing, performance or sale(s);

(b)experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs;

(c)biological, chemical or physical materials provided under this Agreement;

(d)reports provided under this Agreement; and

(e)subject to Section 11.5, the terms of this Agreement, including correspondence and notices provided under this Agreement.

1.22“Control” or “Controlled” means, with respect to any Know-How, Patent or other intellectual property right, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one party to the other party under the terms of this Agreement) of a party or its Affiliates to grant access, a license or a sublicense of or under such Know-How, Patent or other intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without (i) breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party, in each case in existence as of the time such party or its Affiliates would first be required hereunder to grant the other party such access, license or sublicense, or (ii) requiring any payment (whether or not then due and payable) with respect to the grant or exercise of such access, license or sublicense under any agreement with any Third Party in place as of the time such party would first be required hereunder to grant such access and license or sublicense (unless the other party agrees in writing to be responsible for such payments).

1.23“Cover” means, with respect to a product and a Patent, that, in the absence of a (sub)license under, or ownership of, such Patent, the making, using, importing, offering for sale, selling or exporting of such product with respect to a given country would infringe, or contribute to or induce the infringement of, a Valid Claim of such Patent, or with respect to a patent application, any claim of such patent application as if it were contained in an issued patent.  Cognates of the word “Cover” shall have correlative meanings.

1.24“Discovery Program Compound” means a Bi-Specific Antibody that is created in the performance of a Discovery Program.

1.25“[*…***…].

1.26“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.27“Field” means any and all uses.

1.28“First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product by Amgen or any of its Affiliates or Sublicensees to a Third Party for end use or consumption in such country after Regulatory Approval has been granted with respect to such Product in such country; provided, that “First Commercial Sale” shall not include any sale (i) by Amgen to an Affiliate or Sublicensee, or (ii) sale, disposal or use of a Product for marketing, regulatory, development or charitable purposes, such as clinical trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration.

1.29“FTE Rate” means $[…***…] per year.

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1.30 “Fv Region” means an antigen binding domain of an antibody containing a variable heavy region and a variable light region.  For clarity, Fv Regions can be scFv domains or be contained within Fab domains, each on a different polypeptide sequence.

1.31“GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

1.32“GCP” means the then-current good clinical practices officially published by the FDA and under the ICH, and comparable regulatory standards in jurisdictions outside the U.S., that may be in effect from time to time.

1.33“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21  C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the U.S., that may be in effect from time to time.

1.34“GMP” means then-current good manufacturing practices required by the FDA, as set forth in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the manufacture and testing of biopharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of biopharmaceutical materials in jurisdictions outside the U.S., that may be in effect from time to time.  For clarity, GMP shall include applicable quality guidelines promulgated under the ICH.

1.35“ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.36“[*…***…].

1.37“[…***…].

1.38 “IND” means an investigational new drug application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.39“Initiation”, with respect to a clinical trial or GLP toxicity study, means the first dosing of a subject in such clinical trial or study.

1.40“Inventions” means all inventions, whether or not patentable, that are invented in the course of performing activities under this Agreement.

1.41“Joint Invention” means, subject to Section 9.1(a)(i) and (ii), any Invention invented, jointly by, on the one hand, Amgen or its Affiliates or Sublicensees or by any of their employees or contractors, and, on the other hand, Xencor or its Affiliates or by any of their employees or contractors.

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1.42“Joint Invention Patent” means any Patent Covering a Joint Invention.

1.43“Know-How” means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, processes, know-how, data and results (including all research data, clinical pharmacology data, chemistry-manufacture-controls data (including analytical and quality control data and stability data), pre-clinical data and clinical data), regulatory documents and filings, and all other scientific, clinical, regulatory, manufacturing, marketing, financial and commercial information.

1.44“[*…***…].

1.45“Net Sales” means, with respect to the sale of a unit of Product, the gross amounts invoiced by Amgen or any of its Affiliates or Sublicensees to Third Parties for sales of such Product, less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to the sale of such unit of Product by Amgen or any of its Affiliates or Sublicensees using GAAP applied on a consistent basis:

(a)credits or allowances actually granted for defective or damaged Product, returns or rejections of Product (including allowances for spoiled, outdated, or withdrawn Product), price adjustments and billing errors;

(b)governmental and other rebates, refunds and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c)normal and customary trade, cash, prompt payment and/or and quantity discounts, allowances and credits actually allowed or paid and mandated discounts;

(d)sales taxes, VAT taxes, excise taxes, use taxes and other taxes and duties paid in relation to such Product and[…***…] any other equivalent governmental charges imposed upon the importation, use or sale of Product;

(e)reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of Amgen or any of its Affiliates or Sublicensees), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Product;

(f)[…***…]% of gross sales to cover items such as bad debt, freight or other transportation charges, insurance charges, additional special packaging and other governmental charges; and

(g)retroactive price reductions actually granted to the Third Party applicable to sales of such Product.

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Net Sales shall not include sales to Affiliates, Sublicensees or contractors engaged by Amgen to develop, promote, co-promote, market, sell or otherwise distribute Product, solely to the extent that such Affiliate, Sublicensees or contractor purchasing the Product resells such Product to a Third Party.  However, subsequent sales of Product by such Amgen Affiliates, Sublicensees or contractors to a Third Party shall be included in the Net Sales when sold in the market for end-user use.  For the avoidance of doubt, sales of a Product at or below Amgen’s actual cost of goods for such Product for use in conducting clinical trials of such Product in a country in order to obtain the Regulatory Approval of such Product in such country shall be excluded from Net Sales calculations for all purposes.  Also, notwithstanding anything to the contrary above, sales of a Product at or below Amgen’s actual cost of goods for such Product for any compassionate use or named patient sales shall be excluded from Net Sales calculations.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).

In the event that Product is sold as part of a financial bundle with other products or included in financial package deals to customers and in such case, the price of Product relevant for the calculation of Net Sales will be the average invoiced sales price of Product in the preceding Calendar Quarter sold separately less the average discount of all products sold as part of such bundle or package.

For Net Sales of a Combination Product, the Net Sales applicable to such Combination Product in a country will be determined by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual price of the Product that is included in such Combination Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual prices of all other products with which such Product is combined in such Combination Product, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for such Product or such other products with which such Product is combined are not available separately in a particular country, then the parties shall discuss an appropriate allocation for the fair market value of such Product and such other products with which such Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient, and relative value to the end user of each therapeutically active ingredient.

1.46“NCBI” means the National Center for Biotechnology Information.

1.47“Nondisclosure Agreement” means the confidential disclosure agreement between the parties dated as of March 12, 2015 (Amgen ref. [*…***…]), including all subsequent addendums.

1.48“Patents” means (i) all patents, priority patent filings and patent applications, and (ii) any renewal, divisional, continuation (in whole or in part), or request for continued examination of any of such patents, and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reviews, reexaminations, extensions, divisions, renewals,

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substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.49“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.50“Phase 1 Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 CFR §312.21(a) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.51“Phase 2 Clinical Trial” means a study in humans for which a primary endpoint is a preliminary determination of efficacy in patients with the disease being studied, as more fully defined in 21 CFR §312.21(b) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.52“Phase 3 Clinical Trial” means a controlled study in humans that is performed after preliminary evidence suggesting effectiveness of a product has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of such product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such product and to provide support for filing for Regulatory Approval and for such product’s labeling and summary of product characteristics, as more fully defined in 21 CFR §312.21(c) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.53“Program” means each discrete portion of the Research Program to develop, using Xencor Know-How, one or more Bi-Specific Antibodies against two defined Targets (i.e., each discrete portion will be limited to two different, specific Targets).  For clarity, the Research Program will consist of six Programs.  [*…***…]:

(a)[…***…]

(b)[…***…]

(c)[…***…]

(d)[…***…]

(e)[…***…]

(f)CD38 and CD3.

The Programs described in sub-clauses (a) through (e), inclusive, and any Program resulting from a Target substitution in accordance with Section 3.1(b), are each further defined as a

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“Discovery Program” and the Program described in sub-clause (f) is further defined as the “Xencor Program”.

1.54“Product” means any pharmaceutical or biologic product that contains or comprises a Compound or any modified or optimized version of a Compound, in any dosage form or formulation.  Notwithstanding anything to the contrary herein, references to “Product” will be deemed references to the Compound (or any modified or optimized version of a Compound) contained in or comprising such Product.  For clarity, references to “Compound” are not deemed references to any particular Product.

1.55“Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, in any jurisdiction, as well as re-examinations, reviews, reissues and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions, post-grant reviews, inter partes reviews and other similar proceedings with respect to a Patent.

1.56“Public Official or Entity” means (i) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (ii) any candidate for political office, any political party or any official of a political party.

1.57“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the development, manufacture, use, storage, import, transport, commercialization and sale of a Product in a given jurisdiction.

1.58“Regulatory Authority” means any international, national, provincial, local or, in respect of any other political subdivision, regulatory agency, department, bureau, court or other government entity or instrumentality, that has responsibility in its applicable jurisdiction over the research, development, manufacture and commercialization of Products.

1.59“Research Plan” means the plan of research to be conducted by the parties during the Research Term, which is attached as Schedule 1.59 as agreed by the parties as of the Effective Date, and as such plan may be amended by the JRC pursuant to Section 2.3.

1.60“Research Program” means the research program, comprised of the individual Programs, to be conducted in accordance with the Research Plan and this Agreement.

1.61“Research Term” means,  [*…***…].

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1.62“Royalty Term” means, on a Product-by-Product and country‑by‑country basis, the period of time commencing on the First Commercial Sale of such Product in such country and ending [*…***…].

1.63“SEC” means the U.S. Securities and Exchange Commission or any successor entity.

1.64“Sublicensee” means a Third Party that is granted a license or sublicense to develop, make, have made, use, market, import, offer for sale or sell any Product, beyond the mere right to purchase Product from Amgen and its Affiliates, and shall not include Amgen’s Affiliates or Third Party subcontractors acting solely for Amgen or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted or delegated broad rights or responsibilities) on behalf of Amgen or its Affiliates.  In no event shall Xencor or any of its Affiliates be deemed a Sublicensee.

1.65“Target” means a specific human protein that is bound by an Fv Region of a Bi-Specific Antibody.  […***…].

1.66“Territory” means the entire world.

1.67“Third Party” means a Person other than Xencor or Amgen, or an Affiliate of Xencor or Amgen.

1.68“[…***…].

1.69“[…***…].

1.70“U.S.” means the United States of America, including the District of Columbia.

1.71“Valid Claim” means a claim of any issued and unexpired patent or patent application that has not specifically been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application shall not have issued within […***…] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent right issues with such claim (from and after which time the same would be deemed a Valid Claim).

1.72“Xencor Background Patents” means any and all Patents that Xencor or any of its Affiliates Controls that Cover Xencor Know-How, excluding Xencor Invention Patents.

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1.73“Xencor Compound” means a Bi-Specific Antibody that binds CD38 and CD3 and that is further developed during the performance of the Xencor Program.  [*…***…].

1.74“Xencor Invention” means (i) subject to Section 9.1(a)(ii), any Invention invented solely by Xencor or its Affiliates or by any of their employees or contractors, or (ii) any Invention that is subject to Section 9.1(a)(i).

1.75“Xencor Invention Patent” means a Patent that Covers a Xencor Invention.

1.76“Xencor Know-How” means Know-How that Xencor or any of its Affiliates Controls as of the Effective Date or during the Research Term (subject to Section 15.6) and that is reasonably necessary to research, develop, make, have made, use, export, sell and offer for sale or otherwise exploit Products in the Field in the Territory and (x) was used by Xencor and its Affiliates in its research and development of the Programs prior to the Effective Date or (y) that is used by Xencor or its Affiliates to perform the Research Program on or after the Effective Date, excluding Xencor Inventions.  For clarity, and notwithstanding the foregoing, in all cases, Xencor Know-How (A) is limited to Know-How relating to (i) Fc domain variants for increased heterodimer formation and stability, or enhanced heterodimer separation, (ii) Bi-specific Antibody formats, (iii) Fv Regions that bind […***…], and (iv) Fc domain variants that ablate Fc receptor binding and (B) does not include any Know-How related to other Xencor Fc variants, including Fc variants for enhanced FcRIIb binding, enhanced ADCC or enhanced in vivo half-life.

1.77“Xencor Patents” means all Xencor Invention Patents and Xencor Background Patents, as applicable.

1.78 “Xencor Technology” means the Xencor Know‑How, Xencor Inventions and Xencor Patents.

1.79Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
Abandoned Program	3.1(b)
Acquiree	15.6
Acquisition	15.6
Agreement	Preamble
Alliance Manager	2.1(b)
Amgen	Preamble
Amgen Indemnitee	13.1
[…***…]-like Target	1.9
Discovery Program	1.53
Dispute Claim	14.1
Effective Date	Preamble
Infringement	9.4(a)
JRC	2.1(a)
Losses	13.1
Materials	3.5

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Term	Section
Milestone	7.2(a)
Milestone Payment	7.2(a)
Non-Publishing Party	11.4(a)
Pre-Clinical Development Data	3.6
Publishing Party	11.4(a)
Sale Transaction	15.5(a)
Term	12.1
Third Party Patent	7.3(c)
VAT	8.3(c)
Withdrawal Notice	2.5
Xencor	Preamble
Xencor Compound Patents	9.2(b)
Xencor Indemnitee	13.2
Xencor Program	1.53
Xencor Reverted Product(s)	12.4(b)(iii)(1)

2.Governance

2.1Committee Formation.

(a)Promptly after the Effective Date, the parties will establish a joint research committee (the “JRC”) to oversee the Research Program.  The JRC will be comprised of three representatives, who shall be employees of the applicable party, appointed by each of Xencor and Amgen respectively.  Each party will notify the other party of its initial JRC members within [*…***…] days after the Effective Date.  The parties, through the mutual agreement of their representatives to the JRC, may change the number of JRC representatives as long as there are an equal number of representatives of each of Xencor and Amgen respectively on the JRC.  Each party may change its JRC representatives at any time by written notice to the other party.  Any representative of the JRC may designate a substitute to attend and perform the functions of that representative at any meeting of the JRC.  Amgen shall appoint one of its JRC representatives as chairperson of the JRC, whose sole role as chairperson shall be to convene and preside at meetings of the JRC.  Each party may invite a reasonable number of non-voting representatives of such party to attend meetings of the JRC.  The JRC in its discretion may create functional subcommittees or working teams.  Neither party shall invite a Third Party to attend without, except in the case of external legal counsel, the prior consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that if a party wishes to invite legal counsel to a meeting of the JRC, it shall provide reasonable prior notice to the other party.

(b)Within […***…] days of the Effective Date, each party shall appoint a representative (“Alliance Manager”) to facilitate communications between the parties and to act as a liaison between the parties.  Each party may replace its Alliance Manager at any time upon notice to the other party.

2.2Committee Meetings.    The JRC will hold meetings once each Calendar Quarter, or as otherwise agreed to by the parties.  Such meetings may be conducted by videoconference,

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teleconference or in person, as agreed to by the parties; provided, that no less than two meetings of the JRC each Calendar Year shall be in person (one such meeting at Xencor’s facilities and one such meeting at Amgen’s facilities), unless otherwise agreed to by the parties.  Minutes will be kept of all JRC meetings and will reflect material decisions made at such meetings.  Meeting minutes will be prepared by the parties on a rotating basis and sent to each member of the JRC for review and approval promptly following each meeting.  Minutes will be deemed approved unless a member of the JRC objects to the accuracy of such minutes within [*…***…] days of receipt.  Any costs and expenses incurred by a party or its representatives related to a JRC meeting, including, if applicable, travel or telecommunication expenses, shall be borne by such party.

2.3Committee Authority.    The JRC shall be responsible for review and oversight of the parties’ Research Program activities and decisions regarding any future research plans and experiments.  Without limiting the foregoing, the JRC shall (a) provide a forum for review and discussion of the Research Plan; (b) review and approve amendments to the Research Plan; (c) facilitate the exchange of Information about the Research Program between the parties; and (d) have such other responsibilities as mutually agreed upon by the parties in writing on a case-by-case basis.    The JRC shall only have such powers as are specifically assigned to it in this Agreement, and such powers shall be subject to the terms and conditions set forth herein.  Without limiting the generality of the foregoing, the JRC shall have no power to amend this Agreement, and no decision of the JRC shall be in contravention of any terms and conditions of this Agreement.

2.4Committee Decision-Making.    Decisions of the JRC with respect to matters within the decision-making authority of the JRC shall be made by unanimous vote, with Xencor’s representatives on the JRC collectively having one vote and Amgen’s representatives on the JRC collectively having one vote.  At each JRC meeting, at least one member appointed by each party present at the meeting shall constitute a quorum.  If the JRC fails to reach unanimous agreement on a matter before it for decision for a period in excess of […***…] days, then either party may refer the matter to the Executive Vice President, R&D, for Amgen, and the Chief Executive Officer, for Xencor.  Such executives shall endeavor to meet promptly to discuss the matter.  In the event that such executives are unable to reach agreement regarding any matter referred to them within […***…] days of such referral, and provided that Amgen’s executive has used good faith efforts to reach a mutually satisfactory resolution, then Amgen shall decide such matter; provided, however, that Amgen shall not have the power to resolve such a matter (a) in a manner that would require Xencor to perform additional activities not contemplated by this Agreement or the Research Plan (as the Research Plan exists on the Effectiv7e Date or as it was last amended with Xencor’s consent); (b) with the effect of reducing or delaying payments to Xencor;  (c) in a manner that would restrict Amgen from performing additional activities in furtherance of the Research Plan and in accordance with this Agreement; or (d) by unilaterally amending the terms of this Agreement.

2.5Withdrawal.  At any time during the Term and for any reason, Xencor shall have the right to withdraw from participation in the JRC upon written notice to Amgen, which notice shall be effective immediately upon receipt (“Withdrawal Notice”).  Following the issuance of a Withdrawal Notice and subject to this Section 2.5, Xencor’s representatives to the JRC shall not participate in any meetings of the JRC.  If, at any time, following the issuance of a Withdrawal Notice, Xencor wishes to resume participation in the JRC, Xencor shall notify Amgen in writing and, thereafter, Xencor’s representatives to the JRC shall be entitled to attend any subsequent meeting of the JRC as if a Withdrawal Notice had not been issued by Xencor.  Following Xencor’s

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issuance of a Withdrawal Notice, unless and until Xencor resumes participation in the JRC in accordance with this Section 2.5:  (i) all meetings of the JRC shall be held at Amgen’s facilities; and (ii) Xencor shall have the right to continue to receive the minutes of the JRC but shall not have the right to approve the minutes for, or vote on any matter before, the JRC with respect to any meeting held after Xencor’s issuance of a Withdrawal Notice (and unless and until Xencor resumes participation in the JRC in accordance with Section 2.5).

2.6Dissolution.  The JRC shall dissolve and cease to exist upon the completion of the Research Term or as otherwise agreed by the Parties.

3.Research Program

3.1Research Program.

(a)Subject to the terms and conditions of this Agreement, Xencor and Amgen shall conduct the Research Program in good scientific manner and in compliance in all material respects with all requirements of applicable laws, rules and regulations and the terms of this Agreement and the Research Plan, using Commercially Reasonable Efforts to carry out the activities assigned to such party under the Research Plan.  The Research Plan may be amended from time to time during the Research Term by the JRC.

(b)Subject to subclause (iv) below, at any time during the Research Term, Amgen will be entitled to substitute Targets in up to three of the five Discovery Programs with respect to which Amgen has not initiated in vivo non-human primate studies, by way of providing written notice thereof to Xencor; provided, that (i) such substituted Targets are Available at the time such written notice is received by Xencor for such substitution,  (ii) Amgen shall not have the right to substitute a Target for […***…] in any of the Discovery Programs that include […***…] as of the Effective Date, (iii) Amgen shall not have the right to substitute […***…] as a Target for any Discovery Program that does not include […***…] as of the Effective Date, and (iv) if Xencor has delivered to Amgen […***…] under the Research Plan with respect to the initial Discovery Program Targets, Amgen shall make any substitutions under this Section 3.1(b) of such initial Targets by the […***…].  For clarity, from and after provision of such notice, the Bi-Specific Antibodies with specificity for such substituted Targets shall henceforth be Compounds hereunder, while the Bi-Specific Antibodies that have specificity for the Target(s) that were replaced shall cease to be Compounds hereunder and the Program that is no longer being pursued shall be referred to as an “Abandoned Program”.  For clarity, Amgen will have no right to substitute Targets in any Discovery Program (x) that has […***…] or (z) at any time after the expiration of the Research Term.

(c)Each party shall be responsible for those costs and expenses it incurs in performing its obligations under the Research Plan; provided, that, if Amgen desires to extend the Research Term beyond the third anniversary of the Effective Date, (i) Amgen shall provide written notice thereof to Xencor no later than […***…] days prior to such date, (ii) the parties shall cooperate in good faith to agree upon […***…], (iii) Xencor promptly (but in any event prior to the third anniversary of the Effective Date) shall invoice Amgen for […***…] and (iv) Amgen will pay such invoice within […***…] days of its receipt thereof.  For clarity, Amgen shall not have the right to extend the Research Term for more than a total of 12 months beyond the third anniversary of the Effective Date and any extension of the Research Tem shall be contingent upon notice and payment being provided in accordance with this Section 3.1(c).

3.2Exchange of Information.  Promptly following the Effective Date, and from time to time as necessary during the Research Term, Xencor shall disclose to Amgen all Xencor Know-How that is reasonably necessary for the performance by Amgen of its responsibilities under the Research Program, and Amgen shall disclose to Xencor all Amgen Know-How that is reasonably necessary for the performance by Xencor of its responsibilities under the Research Program.  After the Research Term, Xencor shall disclose to Amgen all Xencor Know-How not previously disclosed that is reasonably necessary for Amgen to exercise the rights licensed under Section 5.1(a).  Notwithstanding the foregoing, or anything to the contrary herein, neither party shall be required to disclose information that is subject to bona fide confidentiality obligations to a Third Party; provided, that if the rights granted to the other party hereunder would reasonably be expected to be adversely affected or such party otherwise would be prejudiced hereunder by such failure to disclose, the party bound by such confidentiality obligations will use commercially reasonable efforts to obtain the consent of such Third Party to disclose such information.

3.3Records and Reports.  Xencor and Amgen shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect work done and results achieved in the performance of the Research Program by such party.  The parties will share information about the performance of the Research Program, including Development Data generated through performance of the Research Program through the JRC.

3.4Use of Subcontractors.  Subject to Section 5.3, each party shall be entitled to utilize the services of Affiliates and/or Third Parties to perform certain of its Research Program activities; provided, that each subcontracting party shall remain at all times responsible for the performance of its respective responsibilities under the Research Program and any Third Party subcontractor to be engaged by a party to perform its obligations set forth in this Agreement will meet the qualifications typically required by such party for the performance of work similar in scope and complexity to the subcontracted activity.  The subcontracting party will (i) be responsible for ensuring compliance by any such subcontractors with the terms of this Agreement, as if such subcontractor(s) are such party hereunder; and (ii) will contractually require such subcontractor(s) to (A) enter into a written agreement containing confidentiality obligations that are substantially consistent with the obligations of confidentiality and non-use contained in this Agreement, (B) prior to the time such subcontractor(s) initiates work, assign ownership of Inventions made in the course of Research Program activities to such party in accordance with Section 10.1(a) and (C) conduct the relevant activities under this Agreement in accordance with such party’s commitments hereunder.  The activities of any such subcontractor(s) will be considered activities of such party under this Agreement.  A subcontracting party shall notify the other party of such use of a subcontractor as promptly as practicable upon engagement of such subcontractor.

3.5Materials.  In order to facilitate the Research Program, either party may provide to the other party certain tangible biological materials or chemical compounds Controlled by the supplying party (collectively, “Materials”) for use by the other party in accordance with the terms of this Agreement.  Except as otherwise provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the exercise of rights or performance of obligations under this Agreement and in accordance with this Agreement, and for no other purpose, and will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party (unless otherwise specifically contemplated hereunder), and will be used in compliance with all applicable laws, rules and regulations.  Specifically, the receiving party shall not use the Materials in humans, including for diagnostic testing, or in animals intended for food use.  The provision of Materials to the receiving party hereunder does not grant such party any rights other than those specifically granted in this Agreement.  Delivery of the Materials shall be [*…***…].  The receiving party shall be responsible for any and all consents, approvals, authorizations or other permits necessary for the use, handling, transfer, and/or storage of the Materials.  The receiving party shall: (i) receive the Materials; (ii) promptly notify the supplying party when the Materials have been received; and (iii) forward to the supplying party any applicable chain of custody forms, in-transport temperature record(s) and receipt verification documentation and such other documentation reasonably requested by the supplying party.  The receiving party shall be responsible for import clearance (including preparing any necessary documentation with respect thereto) and making entry of shipment.  The supplying party shall provide the relevant shipping documentation, pro forma invoice and airway bill, together with such other documentation necessary for the use, handling, transfer, and/or storage of the Materials.  The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.  Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.  During the Research Term, for record-keeping purposes, the parties shall compile a list (that shall include the type of material, quantity, shipping date and any other relevant details) on a quarterly basis setting forth the Materials provided to/from each party, which document shall be signed by an authorized representative of each party.  For clarity, this Section 3.5 shall apply during the Research Term only, after which the parties will enter into an appropriate material transfer agreement with respect to any transfer of Materials, which agreement will be subject to this Agreement and will be interpreted consistent with the terms hereof.

3.6Ownership of Pre-Clinical Development Data.  All pre-clinical data and other pre-clinical results generated by or resulting from or in connection with the conduct of the Research Program (collectively, the “Pre-Clinical Development Data”) shall be jointly owned by the parties (and each party shall require that all of its Affiliates and subcontractors assign any of such Affiliates’ and subcontractors’ right, title and interest in and to such Pre-Clinical Development Data to such party) and shall be deemed the Confidential Information of both parties.

4.Development, Manufacturing and Commercialization

4.1Development, Manufacturing and Commercialization.

(a)Subject to the terms and conditions of this Agreement (including those activities to be performed by Xencor during the Research Term), Amgen (itself and with its Affiliates and Sublicensees, as applicable) shall be responsible, at its sole cost and expense, for all

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development, regulatory, manufacturing and commercialization activities with respect to each Product in the Field in the Territory, including distribution, marketing and sales activities.  For clarity, after the completion of the Research Term, Amgen shall continue to have the right to conduct preclinical development with respect to all Products (but shall not have the right to create new Compounds).  Subject to the terms and conditions of this Agreement, all decisions concerning the development, marketing and sales of Products, including the clinical and regulatory strategy, design, sale, price and promotion of Products shall be within the sole discretion of Amgen.

(b)On a Program-by-Program basis, Amgen shall use Commercially Reasonable Efforts (itself and with its Affiliates and Sublicensees, as applicable) to develop, obtain and maintain Regulatory Approval of, and, if successful, commercialize a Product from each Program on a worldwide basis.

4.2Conduct of Activities.

(a)In performing all activities hereunder, each party shall (and shall cause its Affiliates and Sublicensees, as applicable, to) use relevant facilities and equipment in a good scientific manner and in compliance with applicable scientific standards, laboratory practices and legal and regulatory requirements, and retain adequately trained personnel and engage and control adequately qualified internal or external personnel and collect and develop all relevant Know-How for the research, development and commercialization of Products.

(b)Each party (and its Affiliates and Sublicensees, as applicable) shall perform its activities with respect to Products in the Field in the Territory in good scientific manner and in compliance with all requirements of applicable laws, rules and regulations, including (as applicable): the U.S. Federal Food, Drug and Cosmetic Act, as amended (FFDCA), the U.S. Public Health Service Act (PHSA), the rules governing medicinal products in the European Union and further national legislation, regulatory provisions regarding protection of human subjects, GCP, GLP, GMP, IND regulations, and any conditions imposed by a Regulatory Authority, and comparable statutes and regulatory requirements in other jurisdictions.

(c)Subject to Sections 3.4 and 5.3, Amgen shall be entitled to utilize the service of Third Parties to perform such development, regulatory, manufacturing and commercialization activities with respect to Products in the Field in the Territory; provided, that any such Third Party service provider relationship shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement and Amgen shall be responsible for compliance with the terms and conditions of this Agreement by any such Third Party service provider.

4.3Disclosure Regarding Efforts.    With respect to each Program, following the end of the Research Term and during the remainder of the Term until a Product within such Program obtains Regulatory Approval, Amgen will provide Xencor with annual written reports within [*…***…] days after the end of each Calendar Year, summarizing Amgen’s and its Affiliates’ and Sublicensees’ development and commercialization efforts with respect to each Product in the Field during such Calendar Year, including significant preclinical, clinical and regulatory events such as initiation and results of clinical trials and filing of significant regulatory documents and a

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description of planned activities for the following Calendar Year.  In addition to such report and during such same period, at Xencor’s request, Xencor and Amgen will meet in-person or remotely by telephone or video-conference at least semi-annually in order for Amgen to update Xencor regarding the matters described in this Section 4.3.  Without limiting the generality of the foregoing, Amgen shall report to Xencor the achievement of each Milestone for which payment to Xencor is due in accordance with Section 7.2.

5.Grant of Licenses

5.1License Grant to Amgen.  Subject to the terms and conditions of this Agreement, during the Term, Xencor hereby grants to Amgen:

(a)an exclusive (even as to Xencor and its Affiliates, except as expressly set forth herein and subject to Xencor and its Affiliates retaining the rights necessary or  useful to perform the Research Program), worldwide, royalty-bearing license, with the right to grant sublicenses as provided in Section 5.3, under the Xencor Technology and Xencor’s rights under the Joint Invention Patents, solely to research and develop (but not create new Compounds), conduct clinical trials, obtain Regulatory Approval of, make, have made, use, import, offer for sale, sell, export or otherwise exploit, Products in the Field in the Territory; and

(b)a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses as provided in Section 5.3, under the Xencor Technology and Xencor’s rights under the Joint Invention Patents, solely to perform Amgen’s obligations under the Research Program during the Research Term.

5.2License Grant to Xencor.  Subject to the terms and conditions of this Agreement, during the Research Term, Amgen hereby grants to Xencor a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses as provided in Section 5.3, under the Amgen Technology and Amgen’s rights under the Joint Invention Patents, solely to perform Xencor’s obligations under the Research Program during the Research Term.

5.3Sublicenses.  Each party shall have the right to grant sublicenses under the licenses granted to it under Section 5.1 or 5.2, as applicable, to any Affiliate or Third Party.  Any and all sublicenses granted hereunder shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement.  Each party shall be responsible for compliance with the terms and conditions of this Agreement by its Sublicensees and Affiliates to whom it grants any sublicense hereunder and will continue to be responsible for the full performance of all of such party’s obligations under the Agreement.  Within [*…***…] days after execution, each party shall provide the other party with a full and complete copy of each agreement granting a sublicense to any Sublicensee (provided that a party may redact any confidential information contained therein that is not necessary or useful to confirm compliance with this Agreement).  For clarity, the obligation to provide a copy of each sublicense agreement includes the agreements granted through multiple tiers of sublicensing.

5.4Reserved Rights.  Subject only to the rights expressly granted to Amgen under Section 5.1 and the obligations set forth in Article 6, Xencor hereby expressly reserves all rights to practice, and to grant licenses under, the Xencor Technology for any and all purposes, including to conduct all activities to be conducted by Xencor pursuant to the Research Plan.  Subject only to the

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rights expressly granted to Xencor under Section 5.2, Amgen hereby expressly reserves all rights to practice, and to grant licenses under, the Amgen Technology for any and all purposes.  For clarity, and notwithstanding the foregoing, the licenses (i) granted under this Article 5 by Xencor or Amgen, as applicable, shall immediately expire, without any further actions required by either party, with respect to any Abandoned Program and any Product associated with an Abandoned Program, and (ii) granted by Xencor to Amgen under Section 5.1 do not include the right to create any Compounds.  In addition, for clarity, Amgen expressly reserves all rights to create or otherwise exploit Bi-Specific Antibodies or other compounds against the Targets without using, infringing or misappropriating the Xencor Technology.

5.5No Implied License.  No right or license under any Patents or other intellectual property rights of a party is granted or shall be granted by implication to the other party, and each party covenants not to practice or use any Patents or other intellectual property rights of the other party except pursuant to the licenses expressly granted in this Agreement or any other written agreement between the parties.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.  Each party further covenants and agrees that it shall not (and shall cause its Affiliates and Sublicensees not to), either directly or indirectly, use the Xencor Technology (in the case of Amgen), or the Amgen Technology (in the case of Xencor), in any manner not expressly set forth in Section 5.1 or Section 5.2 (or, to the extent applicable, Section 12.4(b)(iii)(1)), as applicable.

6.Exclusivity.

On a Program-by-Program basis, during the Term, and subject to Amgen using Commercially Reasonable Efforts to develop or commercialize a Product with respect to such Program, Xencor and its Affiliates will not conduct or participate in, or knowingly advise, assist or enable any Third Party to conduct or participate in, the development, manufacture or commercialization of any Bi-Specific Antibody that only (relative to other human Targets) (i) binds [*…***…] such Program and (ii) in the case of a Program in which […***…] is a Target, binds to the […***…] Target in such Program and binds to a […***…] Target, except under and in accordance with this Agreement.

7.Fees and Payments

7.1Initial Payment.  Amgen shall make a one-time, non-refundable, non-creditable payment to Xencor of $45,000,000 within […***…] days after the Effective Date.

7.2Milestone Payments.

(a)[…***…] (i) within […***…] business days after the first achievement of each of the events set forth below (each, a “Milestone”) by Amgen or any of its Affiliates or Sublicensees, Amgen shall notify Xencor in writing of such occurrence, (ii) Xencor shall invoice Amgen for the corresponding payment amount (each, a “Milestone Payment”) and (iii) Amgen will pay each such invoice within […***…] days of its receipt thereof:

(i)with respect to the […***…] of the corresponding Milestone for a Product containing or comprising a Xencor Compound:

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Milestone	Milestone Payment
1.Development Milestones
(a)[*…***…]	$[…***…]
(b)[…***…]	$[…***…]
(c)[…***…]	$[…***…]
(d)[…***…]	$[…***…]
(e)[…***…]	$[…***…]
(f)[…***…]	$[…***…]
2.Sales Milestones
(a)[…***…]	$[…***…]
(b)[…***…]	$[…***…]
3.Total Milestone Payments for the Xencor Program	$355,000,000

(ii)with respect to the first occurrence of the corresponding Milestone for a Product containing or comprising a Discovery Program Compound:

Milestone	Milestone Payment
1.Development Milestones
(a)[…***…]	$[…***…]
(b)[…***…]	$[…***…]
(c)[…***…]	$[…***…]
(d)[…***…]	$[…***…]
(e)[…***…]	$[…***…]
(f)[…***…]	$[…***…]
(g)[…***…]	$[…***…]
2.Sales Milestones
(a)[…***…]	$[…***…]
(b)[…***…]	$[…***…]
3.Total Milestone Payments for each Discovery Program	$260,500,000

(b)All Milestones Payments are non-creditable and non-refundable and shall be due and payable upon the occurrence of the corresponding Milestone regardless of any failure by Amgen to provide the notice required by Section 7.2(a).  […***…].

(c)In the event that the development or commercialization of a Product in a given Program would trigger a Milestone Payment that skips any of the preceding Milestones, then at the time such Milestone Payment is made, all skipped Milestone Payments shall become

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immediately due and payable (e.g., [*…***…]).

7.3Royalty Payments.

(a)On a Program-by-Program basis (i.e., not on an aggregate basis across all Products under this Agreement or across all Discovery Programs), Amgen shall pay to Xencor royalties on Net Sales of Products within a given Program at the applicable rate set forth below with respect to all Net Sales in a given Calendar Year:

(i)with respect to Products containing or comprising a Xencor Compound:

With respect to the Xencor Program only, worldwide Net Sales of Products in any Calendar Year	Royalty Due to Xencor (as a percentage of Net Sales)
That portion of Net Sales in any given Calendar Year that is less than or equal to $[…***…]	[…***…]%
That portion of Net Sales in any given Calendar Year that is greater than $[…***…], but less than or equal to $[…***…]	[…***…]%
That portion of Net Sales in any given Calendar Year that exceeds $[…***…]	[…***…]%

(ii)with respect to Products containing or comprising a Discovery Program Compound:

With respect to a given Discovery Program, worldwide Net Sales of Products in any Calendar Year	Royalty Due to Xencor (as a percentage of Net Sales)
That portion of Net Sales in any given Calendar Year that is less than or equal to $[…***…]	[…***…]%
That portion of Net Sales in any given Calendar Year that is greater than $[…***…], but less than or equal to $[…***…]	[…***…]%
That portion of Net Sales in any given Calendar Year that exceeds $[…***…]	[…***…]%

(b)The royalty rates under Section 7.3(a) are incremental with respect to the annual Net Sales of the applicable Products in a given Program.  As an example, if Products containing or comprising a Xencor Compound achieve in any given Calendar Year $[…***…] in Net Sales, then an […***…]% royalty shall be paid on the first $[…***…] and a […***…]% royalty shall be paid on the remaining $[…***…].  From and after the expiration of the Royalty Term with respect to Product in a given country, Net Sales of such Product in such country will no longer be included in calculating global Net Sales for purposes of calculating the royalty due from Amgen to

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Xencor pursuant to Section 7.3(a), and no royalties shall be due in connection with sales of such Product in such country.

(c)[*…***…].

(d)[…***…].

(e)[…***…].

8.Payment; Records; Audits

8.1Payment; Reports.    The royalty payments due by Amgen to Xencor under Section 7.3 shall be calculated, reported and paid for each Calendar Quarter within […***…] days after the end of each Calendar Quarter during which the applicable Net Sales occurred and shall be accompanied by a report setting forth Net Sales of Products by Amgen and its Affiliates and Sublicensees in reasonably sufficient detail to permit confirmation of the accuracy of the royalty payment made, including the gross sales and Net Sales of each Product, on a country-by-country basis, and the exchange rates used in accordance with Section 8.2.

8.2Manner and Place of Payment.  All references to dollars and “$” herein shall refer to U.S. dollars.  When conversion of payments from any currency other than U.S. dollars is required, such conversion shall be calculated using the average rate of exchange over the applicable Calendar Quarter to which the sales relate, in accordance with GAAP and the then current standard methods of Amgen or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, Amgen or the applicable Sublicensee does not use a rate for converting into U.S. dollar equivalents that is maintained in accordance with GAAP, then such party shall use an exchange rate equal to the rate of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, as of the last day of the applicable Calendar Quarter in which the applicable sales were made (or, if unavailable on such date, the first date thereafter on which such rate is available).  All payments hereunder shall be payable in U.S. dollars.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the receiving party, unless otherwise specified in writing by such party.

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8.3Taxes.

(a)The parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use their commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.  For the avoidance of doubt, as between the parties, Amgen shall be responsible for any Branded Prescription Drug Fees that may be levied under section 9008 of the Affordable Care Act with respect to any Product sold.

(b)Subject to this Section 0(b), Xencor will pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are paid or required to be withheld by Amgen for the benefit of Xencor on account of any payments payable to Xencor under this Agreement, Amgen will (i) deduct such taxes from the amount of payments otherwise due to Xencor, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to Xencor as promptly as practicable following such payment and (iv) cooperate with Xencor in any way reasonably required by Xencor to obtain available reductions, credits or refunds of such taxes.

(c)All remuneration amounts payable by Amgen to Xencor are net amounts.  Amgen shall be responsible for all Value Added Taxes (“VAT”), if any, attributable to transactions contemplated by this Agreement upon receipt of a valid VAT invoice and without any offset or reimbursement from Xencor.  Xencor shall cooperate with Amgen in any way reasonably requested by Amgen to obtain available reductions, credits or refunds of any VAT amounts attributable to transactions contemplated by this Agreement.  For clarity, this Section 8.3(c) is not intended to limit Amgen’s right to deduct value-added taxes in determining Net Sales.

(d)In the event that any tax is owing as a result of any action by Amgen, including any assignment or sublicense (including assignment to, or payment hereunder by, another Amgen-related entity or Affiliate), or any failure on the part of Amgen or its Affiliates to comply with applicable tax laws or filing or record retention requirements, that has the effect of modifying the tax treatment of Xencor hereto, then the payment in respect of which such tax is owing shall be made without deduction for or on account of such tax to ensure that Xencor receives a sum equal to the sum which it would have received had such tax not been due or otherwise, and any such payment shall be made after deduction of such tax.  Each party shall cooperate with the other party in any way reasonably requested by the other party to minimize the tax implications of any such action.

(e)[*…***…].

8.4Records; Audit.  During the Term and for […***…] years thereafter, Amgen shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Product in sufficient detail to permit Xencor to confirm the accuracy of payments due hereunder.  Xencor shall have the right, upon […***…] days’ prior written notice to Amgen, to cause an independent, certified international public accounting firm reasonably acceptable to Amgen to audit such records during Amgen’s normal business hours with the purpose of confirming the number of Product units sold, the gross sales and Net Sales of Product, the

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royalties payable, the method used to calculate the royalties payable, and the exchange rates used in accordance with Section 8.2.  The audit shall be limited to pertinent records kept by Amgen and its Affiliates and Sublicensees for any year ending not more than [*…***…] months prior to the date of the written notice.  An audit under this Section 8.4 shall not occur more than once in any Calendar Year, except in the case of any subsequent “for cause” audit.  The accounting firm shall disclose to Xencor only whether the reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Xencor.  The accounting firm shall provide Amgen with a copy of any disclosures or reports made to Xencor and Amgen shall have an opportunity to discuss such disclosures or reports with Xencor and the accounting firm.  Information, disclosures, or reports arising from any such examination shall be Confidential Information of Amgen subject to the confidentiality and other obligations of Article 11.  Prompt adjustments shall be made by the parties to reflect the results of such audit (but in no event later than […***…] days thereafter).  Xencor shall bear the full cost of such audit unless such audit discloses a variance of more than […***…]% of the payments due under this Agreement, in which case, Amgen shall bear the full cost of such audit.

8.5Late Payments.  In the event that any payment due under this Agreement is not sent to Xencor when due in accordance with the applicable provisions of Sections 7.1,  7.2, or 8.1, the payment shall accrue interest from the date due at the prime rate as reported by Citibank N.A., plus […***…]%[…***…] per year calculated on the number of days such payment is delinquent, compounded annually and computed on the basis of a 365-day year; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit Xencor from exercising any other rights it may have as a consequence of the lateness of any payment.

9.Intellectual Property

9.1Ownership of Inventions.

(a)Inventorship, and ownership, of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws (without reference to any conflict of law principles); […***…].

(b)Without modifying or limiting the ownership and rights as provided for in Section 9.1(a), each party shall, prior to any public disclosure or filing of a Patent application, disclose to the other party each Invention, and shall allow reasonably sufficient time (at least […***…] days from the date of receipt by the other party) for comment and review by the other party as to whether such other party would recommend for a Patent to be filed (but only by the party or parties who is or are entitled to do so in accordance with Section 9.2). The parties will work together to resolve any issues regarding inventorship or ownership of Inventions; provided that, subject to

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Section 9.2, the final decision on whether to file a Patent on an Invention shall be in the sole discretion of the party owning the Invention.

(c)Each party shall perform its activities under this Agreement through personnel who are subject to written obligations to assign intellectual property created in the course of their employment to such party or its Affiliate.

(d)Except as expressly provided in this Agreement, it is understood that neither party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other party to practice, enforce, license, assign or otherwise exploit its interest in Pre-Clinical Development Data, Inventions or Patents owned jointly by the parties hereunder, including any Joint Inventions or Joint Invention Patents, and each party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting.  Each party agrees to cooperate with the other party, as reasonably requested and at the requesting party’s reasonable expense, and to take such actions, at the requesting party’s reasonable expense, as may be required to give effect to this Section 9.1(d) in a particular country in the Territory.

9.2Patent Prosecution and Maintenance.

(a)Coordination.  Each party shall undertake Prosecution and Maintenance of Amgen Invention Patents, Joint Invention Patents, and Xencor Invention Patents in accordance with this Section 9.2, and subject to discussion by the parties.  Furthermore, with respect to the Prosecution and Maintenance of each such Patent each party agrees to: (i) keep the other party reasonably informed with respect to such activities; (ii) consult with the other party regarding such matters, including the final abandonment of any such Patent claims; and (iii) reasonably consider the other party’s comments.  For clarity, the parties understand that some Inventions may require coordination of Patent filings, including timing and coordination of genus and species filings as appropriate, to preserve and maximize intellectual property rights, prolong exclusivities and minimize the creation of prior art against such Patent filings of either party.  If a party controls Prosecution and Maintenance of an Invention Patent (which for clarity does not include an Amgen Background Patent or a Xencor Background Patent) pursuant to this Section 9.2, and the other party in good faith reasonably believes that Xencor Technology (in the case of Xencor) or the Amgen Technology (in the case of Amgen), would be adversely affected by such controlling party’s Prosecution and Maintenance activities, the parties shall use reasonable best efforts to work together to develop a mutually agreeable solution.  If the parties are unable to agree on such solution within a reasonable period of time, the issue will be escalated to the chief patent counsels of each of Xencor and Amgen, as applicable, for resolution.  If the chief patent counsels cannot reach a mutually agreeable solution, then the controlling party shall have the right to make the decision taking into account the other party’s interest.

(b)Joint Invention Patents and Xencor Compounds Patents.  Amgen shall have the first right, at its expense, to control the Prosecution and Maintenance of Joint Invention Patents and Patents solely related to Xencor Compound composition of matter or method of use (“Xencor Compound Patents”).  Amgen shall consult with Xencor as to the Prosecution and Maintenance of the Joint Invention Patents and Xencor Compound Patents reasonably prior to any deadline or action with the applicable patent office and shall furnish to Xencor copies of all relevant documents reasonably in advance of such consultation; provided, that if Amgen determines not to continue the Prosecution and Maintenance of any Joint Invention Patents or Xencor Compound

Patent, then Amgen shall provide reasonable prior written notice to Xencor of such determination (which notice shall, in any event, be given no later than [*…***…] days prior to the next deadline for any action that may be taken with respect to such Joint Invention Patent or Xencor Compound Patent with the applicable patent office), and Amgen shall, and it hereby does effective upon such notice with respect to a Joint Invention Patent, assign to Xencor Amgen’s ownership interest in and to any such Joint Invention Patents, such that Amgen shall have no further rights under, in or to any such Joint Invention Patent (including under this Article 9), and Xencor shall have the right to undertake the Prosecution and Maintenance of any such Joint Invention Patents or Xencor Compound Patent at its own expense.  For clarity, any such assignment by Amgen to Xencor of its ownership interest in or to any such Joint Invention Patents, is not intended to, and does not, confer upon Xencor any rights with respect to the development, manufacture or commercialization of a Discovery Program Compound or a Product containing a Discovery Product Compound.

(c)Amgen Invention Patents.  Amgen shall have the sole right, at its expense, to control the Prosecution and Maintenance of Amgen Invention Patents.  Amgen shall consult with Xencor as to the Prosecution and Maintenance of the Amgen Invention Patents that Cover Products, or the manufacture or use thereof, reasonably prior to any deadline or action with the applicable patent office and shall furnish to Xencor copies of all relevant documents reasonably in advance of such consultation.

(d)Xencor Invention Patents.  Xencor shall have the sole right, at its expense, to control the Prosecution and Maintenance of Xencor Invention Patents (except as set forth in Section 9.2(b) with respect to Xencor Compound Patents).  Xencor shall consult with Amgen as to the Prosecution and Maintenance of the Xencor Invention Patents that Cover Products  or the manufacture or use thereof, reasonably prior to any deadline or action with the applicable patent office and shall furnish to Amgen copies of all relevant documents reasonably in advance of such consultation; provided, that if Xencor determines not to continue the Prosecution and Maintenance of any Xencor Invention Patent that solely Covers a Product  then Amgen shall have the right to undertake such Prosecution and Maintenance at its own expense.

(e)Background Patents. Xencor shall have the sole right, but not the obligation, to control the Prosecution and Maintenance of the Xencor Background Patents and Amgen shall have the sole right, but not the obligation, at its expense, to control the Prosecution and Maintenance of the Amgen Background Patents.  Without limiting the foregoing, Amgen shall be responsible for the out-of-pocket costs that Xencor incurs in connection with the Prosecution and Maintenance of the Xencor Background Patents that solely Cover a Product.  Xencor shall invoice Amgen for such costs from time-to-time, and Amgen shall pay such invoices within […***…] days of receipt thereof.

9.3Cooperation of the Parties.  Each party shall cooperate with the other party in connection with all activities relating to the Prosecution and Maintenance of the Xencor Invention Patents, Amgen Invention Patents and Joint Invention Patents undertaken by such other party pursuant to Section 9.2, including: (i) making available in a timely manner any documents or information such other party reasonably requests to facilitate such other party’s Prosecution and Maintenance of the Xencor Invention Patents, Amgen Invention Patents or Joint Invention Patents pursuant to Section 9.2; and (ii) if and as appropriate, signing (or causing to have signed) all documents relating to the Prosecution and Maintenance of any Xencor Invention Patents, Amgen

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Invention Patents or Joint Invention Patents by such other party.  Each party shall, if requested, permit such other party to participate at its own expense in any opposition, interference, appeal, inter partes review, post-grant review or similar proceeding with respect to any Xencor Invention Patent, Amgen Invention Patent or Joint Invention Patent  to the extent the same are directed to any Product, or manufacturing or use thereof.

9.4Infringement or Misappropriation by Third Parties.

(a)Notice.  In the event that Xencor or Amgen becomes aware of actual or threatened infringement or misappropriation of any Xencor Patent, Amgen Patent, Joint Invention Patent, Xencor Know-How, Amgen Know-How or Joint Invention by the manufacture, sale, use or importation of a Product, including the filing of any certification pursuant to the Biologics Price Competition and Innovation Act of 2009 (or any amendment or successor statute thereto) or any equivalent thereof (any of the foregoing, an “Infringement”), that party shall promptly notify the other party in writing.

(b)Joint Invention Patents and Xencor Compound Patents.  Amgen shall have the first right, but not the obligation, to initiate and control any infringement proceedings or take other appropriate actions against an Infringement of the Joint Invention Patents or Xencor Compound Patents or to defend a challenge of such Joint Invention Patent or Xencor Compound Patent in a declaratory judgment action, at its own expense and by counsel of its own choice, and Xencor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Amgen fails to bring any such action or proceeding with respect to an Infringement by the sooner of (a) [*…***…] days following a request by Xencor to do so, or (b) […***…] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Xencor shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  It is understood that Amgen may exercise its rights under this Section 9.4(b) through a Sublicensee or other designee, and actions of such a Sublicensee or designee under authority from Amgen shall be deemed actions of Amgen for purposes of this Section 9.4(b).

(c)Xencor Patents.  Xencor shall have the sole right to initiate any infringement proceedings or take other appropriate actions against an Infringement of any Xencor Patent or to defend against any challenge of a Xencor Patent, except in each case with respect to Xencor Compound Patents, which are subject to Section 9.4(b)).

(d)Amgen Patents.  Amgen shall have the sole right to initiate any infringement proceedings or take other appropriate actions against an Infringement of any Amgen Patent or to defend against any challenge of an Amgen Patent.

(e)Allocation of Recoveries.  Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of any infringement proceeding or other action pursuant to this Section 9.4, after reimbursement of any litigation expenses of Xencor and Amgen, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by Amgen as a result of such litigation (excluding any recovery attributable to Amgen Background Patents), after reimbursement of the parties’ litigation expenses, shall be treated as […***…]

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[*…***…]

(f)Cooperation. In the event a party brings an infringement proceeding or other action in accordance with this Section 9.4, the other party shall reasonably cooperate with the party bringing the proceeding, including, if legally required to bring such action, being named as a party. The parties shall keep one another informed of the status of their respective activities regarding any proceeding or action undertaken with respect to (i) a Joint Invention Patent, or (ii) any Amgen Invention Patent or Xencor Invention Patent that Cover Products, pursuant to this Section 9.4 or settlement thereof, and the parties shall assist one another and cooperate in any such action at the other’s reasonable request.  The party enforcing and/or defending a Joint Invention Patent, or any Xencor Invention Patent or Amgen Invention Patent that Cover Products, may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 9.4 without the other party’s prior consent; provided, that (a) the other party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and (b) such settlement does not have an adverse impact on (1) (A) the rights granted by a party to the other party hereunder or (B) if Amgen is the settling party, any Xencor Background Patent, or if Xencor is the settling party, any Amgen Background Patent, or (2) result in a payment or other liability by the other party to a Third Party.  Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 9.4 by the party enforcing an Amgen Invention Patent, Xencor Invention Patent or Joint Invention Patent shall require the prior written consent of the other party, which consent such other party shall not unreasonably withhold.

9.5Defense and Settlement of Third Party Claims.  Each party shall promptly notify the other in writing of (a) any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party or (b) any declaratory judgment action that is brought naming either party as a defendant and alleging invalidity of any of the Amgen Patents, Xencor Patents or Joint Invention Patents.  Xencor shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Xencor’s activities at its own expense and by counsel of its own choice, and Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Amgen shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Amgen’s activities at its own expense and by counsel of its own choice, and Xencor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Neither party shall have the right to settle any patent infringement litigation under this Section 9.5 in a manner that admits the invalidity or unenforceability of the other party’s Patents or a Joint Invention Patent or imposes on the other party restrictions or obligations or other liabilities, without the written consent of such other party, which consent shall not be unreasonably withheld.

9.6Patent Extension.  The parties shall cooperate in determining which Patent claiming, covering, or that is directed to a given Product should be extended, and thereafter the parties shall cooperate in obtaining patent term restorations, supplemental protection certificates and/or their equivalents, and other forms of patent term extensions for a given Product with respect to any applicable Xencor Patent, Joint Invention Patent or Amgen Patent in any country or region where applicable; provided that, Amgen shall have the final decision making authority with respect

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thereto; provided, further, that Amgen shall not have the right to seek any such restoration, supplemental protection certificate or other extension of any Xencor Background Patent without Xencor’s prior written consent, which Xencor may withhold in its sole discretion.

9.7Trademarks.    As between the parties, Amgen shall own all right, title and interest in and to any trademarks adopted by Amgen for use with a Product, and shall be responsible for the registration, filing, maintenance and enforcement thereof.

10.Representations, Warranties and Covenants

10.1Mutual Covenants.

(a)Employees, Consultants and Contractors.  Each party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b)Debarment.  Each party represents, warrants and covenants to the other party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act or comparable laws in any country or jurisdiction other than the U.S. and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or, in the case of Amgen, Sublicensees, the services of any person who is debarred or disqualified, in connection with activities relating any Product.  In the event that either party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such party, directly or indirectly, including through Affiliates or, in the case of Amgen, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such party shall promptly notify the other party in writing and such party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c)Compliance.  Each party covenants to the other that:

(i)In the performance of its obligations under this Agreement, such party shall comply with, and shall cause its and its Affiliates’ employees and contractors to comply, with all applicable laws, rules and regulations.

(ii)As of the Effective Date through the expiration and termination of this Agreement, such party and, to its knowledge, its and its Affiliates’ employees and contractors, shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including either party (it being understood that, without any limitation to the foregoing, such party, and to its knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or any other Person in connection with the performance of such party’s obligations under this Agreement, and shall not, directly or indirectly, engage in any of the foregoing).

10.2Mutual Representations and Warranties.  Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it and (d) no consent, approval, authorization or order of any court or governmental agency or governmental body or Third Party is required for execution, delivery and performance by such party of this Agreement.

10.3Xencor Representations and Warranties.  Xencor represents and warrants to Amgen that, as of the Effective Date, and except as set forth on Schedule 10.3:

(a)Xencor has full legal or beneficial title and ownership of, or an exclusive license to, the Xencor Patents as is necessary to grant the licenses (or sublicenses) to Amgen to such Xencor Patents that Xencor purports to grant pursuant to this Agreement.

(b)Xencor has the rights necessary to grant the licenses to Amgen under Xencor Know-How that Xencor purports to grant pursuant to this Agreement, and the Xencor Know-How constitutes all the Know-How of Xencor that is necessary for Amgen to research, develop, conduct clinical trials, obtain Regulatory Approval of, make, have made, use import, offer for sale, sell, export or otherwise exploit Products in the Field in the Territory.

(c)The Xencor Patents owned by Xencor are not subject to, and to Xencor’s knowledge the Xencor Patents licensed to Xencor are not subject to, any liens or encumbrances, and Xencor has not, and will not during the Term, grant any right to any Third Party under or with respect to the Xencor Technology that would conflict with the rights granted to Amgen hereunder or terminate any rights granted by a Third Party to Xencor or its Affiliates that are further granted to Amgen hereunder.

(d)None of the Xencor Patents are in-licensed by Xencor.

(e)Xencor has shared with Amgen complete and accurate copies of all Third Party licenses and agreements pursuant to which Xencor or its Affiliates has obtained rights to Xencor Patents and Xencor Know-How.

(f)No claim or action has been brought or, to Xencor’s knowledge, threatened by any Third Party alleging that (i) the Xencor Patents are invalid or unenforceable or (ii) use of the Xencor Technology infringes or misappropriates or would infringe or misappropriate any right of any Third Party, and no Xencor Patent is the subject of any interference, opposition, cancellation or other protest proceeding.

(g)There are no pending actions, claims, investigations, suits or proceedings against Xencor or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither Xencor nor any Affiliate has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Xencor or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Xencor Technology.

(h)To Xencor’s knowledge, no Third Party, including any current or former employee or consultant of Xencor, is infringing or misappropriating or has infringed or misappropriated the Xencor Technology.

(i)Notwithstanding Section 10.2(d), no premerger notification filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the transaction that is subject to this Agreement (subject to Amgen’s determination of value pursuant to 16 C.F.R. Sec. 801.10).

10.4Additional Amgen Representations and Warranties.  Amgen represents, and warrants to Xencor that, as of the Effective Date:

(a)Amgen has full legal or beneficial title and ownership of, or a license to, the Amgen Patents as is necessary to grant the licenses (or sublicenses) to Xencor to such Amgen Patents that Amgen purports to grant pursuant to this Agreement.

(b)Amgen has the rights necessary to grant the licenses to Xencor under Amgen Know-How that Amgen purports to grant pursuant to this Agreement.

(c)No claim or action has been brought or, to Amgen’s knowledge, threatened by any Third Party alleging that (i) the Amgen Patents are invalid or unenforceable or (ii) use of the Amgen Technology infringes or misappropriates any right of any Third Party, and no Amgen Patent is the subject of any interference, opposition, cancellation or other protest proceeding to the extent that Xencor’s rights under this Agreement could be reasonably expected to be prejudiced thereby.

(d)There are no pending actions, claims, investigations, suits or proceedings against Amgen, at law or in equity, or before or by any Regulatory Authority, and Amgen has not received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Amgen, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Amgen Technology.

(e)Notwithstanding Section 10.2(d), no premerger notification filing is required  under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, in connection with the transaction that is subject to this Agreement.

10.5Additional Covenants.    [*…***…].

10.6Disclaimer.  Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS, AND MATERIALS (IF ANY), PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY

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DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the generality of the foregoing, (i) neither party represents or warrants as to the success of any study or test conducted by such party pursuant to this Agreement or the safety or usefulness for any purpose of the technology, right or materials it provides hereunder, or that either party will be successful in obtaining any patents rights, or that any patents will issue based on a pending application; and (ii) each party specifically disclaims any guarantee that the Products will be successful, in whole or in part.

10.7Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF [*…***…] OR ARTICLE 11, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, LOST PROFITS, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 10.7 shall not be construed to limit either party’s indemnification obligations under Article 13.

11.Confidentiality

11.1Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for […***…]  ([…***…]) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the other party pursuant to this Agreement or any Confidential Information developed by the other party hereunder, and both parties shall keep confidential and, subject to Section 11.5, shall not publish or otherwise disclose the terms of this Agreement.  Each party may use the other party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement (including exercising rights and performing obligations).  Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other party.  Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other party.

11.2Exceptions.  The obligations of confidentiality and restriction on use under this Article 11 shall not apply to any Confidential Information that: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) is known by the receiving party or any of its Affiliates at the time of receiving such information, other than by previous disclosure of the disclosing party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving party or any of its Affiliates without restriction by a Third Party who is not known by the receiving party to be subject to an obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the employees, subcontractors, consultants or agents of the receiving party or any of its Affiliates without the use of Confidential Information

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belonging to the disclosing party, which the receiving party can prove by competent written evidence.

11.3Authorized Disclosure.  Each party may disclose Confidential Information belonging to the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b)regulatory filings for Products that such party has a license or right to develop hereunder in a given country or jurisdiction;

(c)prosecuting or defending litigation as permitted by this Agreement;

(d)complying with applicable law or governmental regulations (including any securities law or regulation or the rules of a securities exchange) or with a court order or legal or administrative proceeding; and

(e)disclosure to Affiliates, Sublicensees, employees, consultants, contractors, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties (including potential Third Party acquirers (whether through asset or stock purchase or merger)), and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, contractor, agent or Third Party agrees to be bound by terms of confidentiality and non-use consistent with those set forth in this Article 11.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 11.3(c) through (d), it will give reasonable advance notice to the other party of such disclosure and use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information and at least as diligently as such party would use to protect its own confidential information.  In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Section 11.3(c) through (d) shall still be deemed Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of Article 11.

11.4Publications.

(a)If a party (the “Publishing Party”) proposes to publish or present on any results or data on any Product, or use thereof, or, in the case of Amgen as the Publishing Party, any Xencor Technology (excluding publications or presentations which include only a standard source reference to Xencor Technology, consistent with scientific journal publication practices) or, in the case of Xencor as the Publishing Party, any Amgen Technology (excluding publications or presentations which include only a standard source reference to Amgen Technology, consistent with scientific journal publication practices), the other party (the “Non-Publishing Party”) shall, in accordance with and to the extent provided in the following clause (b), have the right to review and comment on any material proposed for such publication or presentation by the Publishing Party, such as by oral presentation at scientific conferences or seminars, scientific journal manuscripts or abstracts; provided, however, that Amgen will have the sole right (without Xencor’s consent but subject to the review and comment provisions in Section 11.4(b)) to publish and make scientific presentations with respect to Products, and Xencor will not do so without Amgen’s prior written consent, except as required by law.

(b)With respect to any such publications or presentation, before any such material is submitted for publication or presentation, the Publishing Party shall deliver a complete copy of such material to the Non-Publishing Party at least [*…***…] days prior to the proposed submission for publication or presentation, and the Non-Publishing Party shall use reasonable efforts to give its comments to the Publishing Party as promptly as practicable following delivery of such material; provided, that, if the Non-Publishing Party does not provide comments within […***…] days of its receipt such publication or proposal, it will be deemed to have no comments with respect thereto.  The Publishing Party shall (a) give due consideration to any editorial comments received from the Non-Publishing Party, (b) comply with any request from the Non-Publishing Party to delete the Non-Publishing Party’s Confidential Information (for this purpose, Pre-Clinical Development Data shall not be considered Xencor Confidential Information) in any such material, and (c) delay any submission for publication or presentation for a period of up to an additional […***…] days for the purpose of preparing and filing appropriate patent applications in accordance with the terms of Article 9 hereof.

(c)Notwithstanding the foregoing, Xencor will not publish any data revealing the Targets, Programs or amino acid sequence of any Compound without Amgen’s prior written consent (to be given or withheld in its sole discretion).

11.5Publicity; Public Disclosures.  A joint press release substantially in the form attached hereto as Schedule 11.5 shall be issued by the parties on or following the Effective Date (but in no event later than […***…] business days following the Effective Date).  It is understood that each party may desire or be required to issue subsequent press releases or other public statements relating to this Agreement or activities hereunder, and each party agrees not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior return consent of such party, not to be unreasonably withheld, conditioned or delayed; provided, that, no such consent shall be required with respect to the publication of materials or information that have been previously disclosed.  The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press release or public statement; provided, however, that the issuing party will provide the reviewing party with a copy of the proposed press release or public statement within a reasonable time prior to issuance thereof and the parties will consult and work in good faith to prepare a mutually acceptable press release.  Notwithstanding the foregoing (but subject to the parties’ rights to review and comment), either party make such disclosures as required by law based on the advice of counsel (including with respect to the achievement of a Milestone and the amount of, and receipt of, any Milestone Payment).  The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a party with the SEC or as otherwise required by law.  In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

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11.6Prior Non-Disclosure Agreement.  As of the Effective Date, the terms of this Article 11 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the parties (or their Affiliates) dealing with the subject of this Agreement, including the Nondisclosure Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information of the applicable party for purposes of this Agreement.

11.7Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a party may suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11.  In addition to all other remedies, a party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11 without the need to post any bond.

11.8Attorney-Client Privilege.  Neither party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving party, regardless of whether the disclosing party has asserted, or is or may be entitled to assert, such privileges and protections.  The parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles, but are not obligated to do so.

12.Term and Termination

12.1Term.  This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12 or by mutual written agreement of the parties, shall continue, on a Program-by-Program basis, until the expiration of all royalty payment obligations with respect to such Program under this Agreement (the “Term”).

12.2Termination for Cause.  Each party shall have the right to terminate this Agreement either on a Program-by-Program basis or in full, upon [*…***…] days’ ([…***…] days’ for any payment default) prior written notice to the other party upon the occurrence of any of the following:

(a)upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b)after the material breach of this Agreement by the other party if the breaching party has not cured such breach within the […***…]-day period ([…***…]-day period for any payment default) following written notice of termination by the non-breaching party.

12.3Individual Party Termination Rights.

(a)Amgen shall have the right to terminate this Agreement in its entirety or on a Program-by-Program basis at any time and for any reason or for no reason upon delivery of at least

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(i) [*…***…] days’ prior written notice to Xencor in the case of any Program with respect to which a First Commercial Sale of a Product has not occurred (or this Agreement in its entirety if no First Commercial Sale has occurred with respect to any Program), and (ii) […***…] days’ prior written notice to Xencor in the case of any Program with respect to which a First Commercial Sale of a Product has occurred (or this Agreement in its entirety if a First Commercial Sale has occurred with respect to any Program).

(b)Xencor shall have the right to terminate this Agreement upon written notice to Amgen if (i) Amgen or any of its Affiliates directly, or indirectly through any Third Party, commences any opposition proceeding, post-grant review, inter partes review or ex parte reexamination or Third Party submissions or submits observations with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Xencor Patent or (ii) any Sublicensee directly, or indirectly through any Third Party, commences any opposition proceeding, post-grant review, inter partes review or ex parte reexamination or Third Party submissions or submits observations  with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Xencor Patent, and (A) Amgen does not cause such Sublicensee to withdraw such action or (B) Amgen does not terminate the sublicense agreement with such Sublicensee, in each case, within 10 days of Amgen receiving from Xencor written notice of any such action being taken by such Sublicensee.  Notwithstanding the foregoing, Xencor shall have no such right to terminate this Agreement in the case of (I) any claim made by Amgen or any of its Affiliates or Sublicensees as a defense in any lawsuit or administrative proceeding brought by Xencor; or (II) any lawsuit, reexamination proceeding or opposition brought by Amgen or any of its Affiliates or Sublicensees challenging the validity or enforceability of any Patent Controlled by Xencor that is not included in the Xencor Technology.

12.4Effect of Expiration or Termination; Surviving Obligations.

(a)Effect of Expiration.    Upon expiration of this Agreement in accordance with Section 12.1, and provided that Amgen has paid all undisputed payments payable under this Agreement, the licenses granted by Xencor to Amgen shall become non-exclusive and survive on a fully‑paid, irrevocable, perpetual basis, and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.4.

(b)Effect of Termination.  Upon any termination of this Agreement, the following provisions shall apply (subject to Section 12.4(d)); provided, that, to the extent this Agreement is terminated with respect to only a certain Program, then the remainder of this Section 12.4(b) shall only apply to the terminated Program and the Products from such Program:

(i)all licenses granted by Xencor to Amgen with respect to the terminated Program(s) and the Products from such Program(s) shall automatically terminate and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.4(b), and following such termination, Amgen shall have no further obligation pursuant to Section 4.1(b) to develop and commercialize Products from such Program(s);

(ii)subject to Xencor’s consent, any sublicenses granted by Amgen pursuant to Section 5.3 with respect to the terminated Program(s) and the Products from such Program(s) shall remain in effect and become direct licenses from Xencor subject to the terms and

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conditions of the applicable sublicense agreement; provided, that the relevant Sublicensee is in good standing under this Agreement and the applicable sublicense agreement; and

(iii)solely with respect to the termination, if any, of the Xencor Program:

(1)[*…***…];

(2)[…***…];

(3)[…***…];

(4)[…***…]

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[*…***…];

(5)[…***…];

(6)[…***…];

(7)[…***…];

(8)[…***…]

(9)[…***…].

For clarity, the foregoing sub-clause (iii) shall only apply in the event that the terminated Program is the Xencor Program.

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(c)Confidential Information and Material.  Upon expiration or termination of this Agreement in its entirety, except to the extent that a party retains a license from the other party as provided in this Section 12.4, each party shall promptly, upon request of the other party, delete or destroy, all Material and relevant records and materials in such party’s possession or control containing Confidential Information of the other party; provided that such party may keep one copy of such records and materials for legal archival purposes only subject to continuing confidentiality obligations in accordance with Article 11.  Notwithstanding the foregoing, in the event that this Agreement is terminated with respect to only a certain Program, then the obligations of return under this Section 0 shall only apply with respect to such terminated Program and the Products from such Program.

(d)Survival.  Expiration or termination of this Agreement shall not relieve the parties of any obligation or right accruing prior to such expiration or termination.  In addition to any provisions expressly set forth herein, the provisions set forth below shall survive expiration or termination of this Agreement:

Article 1 – Definitions

Section 3.5 – Materials

Section 0 – Taxes (with respect to sales of Products made before such expiration or termination)

Section 8.4 – Records; Audit (with respect to sales of Products made before such expiration or termination)

Section 8.5 – Late Payments (with respect to sales made before such expiration or termination)

Section 9.1 – Ownership of Intellectual Property

Section 9.2(a) and (b) – Patent Prosecution and Maintenance

Sections 9.4 (a), (b), (e) and (f) – Infringement and Misappropriation by Third Parties (with respect to actions initiated prior to such expiration or termination)

Section 10.5– Additional Covenants

Section 10.6 – Disclaimer

Section 10.7 – Limitation of Liability

Article 11 – Confidentiality

Section 12.4 – Effect of Termination; Surviving Obligations

Section 12.5 – Exercise of Right to Terminate

Section 12.6 – Damages; Relief

Section 12.7 – Rights in Bankruptcy

Article 13 – Indemnification

Article 14 – Dispute Resolution

Article 15 – General Provisions

All other rights and obligations with terminate upon expiration or termination of this Agreement.

12.5Exercise of Right to Terminate.  The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto; provided, however, that termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief at law or in equity that it may be entitled to upon such termination.

12.6Damages; Relief.  Subject to Section 12.5, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief at law or in equity that it may be entitled to upon such termination.

12.7Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one party to the other party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The parties agree that a party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same will, if not already in its possession, be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt party upon written request therefor by the other party.

13.Indemnification

13.1Indemnification by Xencor.    Xencor hereby agrees to save, defend and hold Amgen and its Affiliates and its and their respective directors, officers, employees and agents (each, a “Amgen Indemnitee”) harmless from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Amgen Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the performance by or on behalf of Xencor or its Affiliates or Sublicensees of Xencor’s obligations under the Research Plan, (b) the gross negligence or willful misconduct of Xencor or any of its Affiliates, Sublicensees or subcontractors in performing under this Agreement, or (c) the breach by Xencor of any warranty, representation, covenant or agreement made by Xencor in this Agreement; except, in each case, to the extent such Losses result from clause (a), (b) or (c) of Section 13.2.

13.2Indemnification by Amgen.  Amgen hereby agrees to save, defend and hold Xencor, its Affiliates, its licensees and their respective directors, officers, employees and agents (each, a “Xencor Indemnitee”) harmless from and against any and all Losses to which any Xencor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, manufacture, use, handling, storage, sale or other disposition of any Product by or on behalf of Amgen or its Affiliates or Sublicensees, (b) the gross negligence or willful misconduct of Amgen or any of its Affiliates, Sublicensees or subcontractors in performing under this Agreement, or (c) the breach by Amgen of any warranty, representation, covenant or agreement made by Amgen in this Agreement; except, in each case, to the extent such Losses result from clause (a), (b) or (c) or Section 13.1.

13.3Control of Defense.  Any entity entitled to indemnification under this Article 13 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses (provided, however, that any failure or delay to notify shall not excuse any obligation of the indemnifying party except to the extent such party is actually prejudiced thereby), and the indemnifying party shall assume (and have control over) the defense of such Losses with counsel reasonably satisfactory to the indemnified party and the indemnified party shall reasonably cooperate (at the indemnifying party’s reasonable expense).  If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not settle any claim with respect to such Losses without the indemnified party’s prior written consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.  For clarity, the indemnified party may freely withhold its consent to a settlement of a claim with respect to Losses if (i) such settlement does not include a complete release from liability of the indemnified party or if such settlement would involve undertaking an obligation (including the payment of money by an indemnified party), (ii) would bind or impair the indemnified party or (iii) includes any admission of wrongdoing or that any intellectual property or proprietary right of the indemnified party or this Agreement is invalid, narrowed in scope or unenforceable.  The Indemnified Party shall not settle or compromise any claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder.

13.4Insurance.  Each party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure sufficiently to provide materially the same level and type of protection) in an amount consistent with sound business practice and adequate in light of its obligations under this Agreement during the Term.  Each party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other party upon request.  Such insurance will not create a limit to either party’s liability hereunder.

14.Dispute Resolution

14.1Disputes.  Upon the written request of either party to the other party, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (other than any dispute the resolution of which is within the express authority of the JRC), including any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Dispute Claim”), will be referred to the Chief Executive Officer of Xencor and a designated official of Amgen (who shall be a Vice President or higher with authority to resolve such matter), for resolution. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute within [*…***…] days after the initial written request, then, upon the written demand of either Party, the Dispute Claim shall be subject to arbitration, as provided in Section 14.2.

14.2Arbitration.

(a)If the parties are unable to resolve such dispute through the negotiations described in Section 14.1, then, except in the case of a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute shall be resolved by expedited binding arbitration before a panel of three independent and neutral

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experienced arbitrators, one chosen by Xencor, one chosen by Amgen and the third chosen by the foregoing two arbitrators.  Each party shall select its arbitrator within [*…***…] days of one party notifying the other party that it is exercising its rights under this Section 14.2, and the two arbitrators shall select the third arbitrator within […***…] days of their selection.  Any such arbitration proceeding shall be administered by […***…], in accordance with its then current rules governing commercial disputes and the place of arbitration shall be Los Angeles, California; provided, that, such rules shall be modified by this Section 14.2, to the extent any such modifications are necessary.

(b)Any arbitration shall be conducted in the English language and applicable arbitration association shall use California as the governing law for this Agreement and the parties’ obligations hereunder in accordance with Section 14.1.  Within […***…] days after the arbitrators are selected, the parties will each submit to the arbitrators, and to one another, a written statement of their respective positions regarding the alleged dispute.  The parties will also provide the arbitrators a copy of this Agreement, as may be amended at such time. Each party will have […***…] days from receipt of the other party’s submission to provide to the arbitrator a written response thereto. Neither party may have any communication (either written or oral) with the arbitrators other than for the sole purpose of engaging the arbitrator at the outset or as expressly permitted in this Section 14.2; provided, that the arbitrator will have the right to meet with the parties, either alone or together, as necessary in the arbitrator’s opinion to make a determination.  Based on the materials submitted, the arbitrators will determine whether any discovery process is necessary, and, if it is, the parameters of such process with the intent of resolving the arbitration as expeditiously as possible (e.g., limiting the number of depositions and the time discovery is permitted to take).  The parties and arbitrators shall employ procedures designed to resolve the conflict by arbitration within […***…] […***…] of the dispute being referred for arbitration.

(c)The arbitrator(s) shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages and the arbitrator(s) shall have no authority to grant any award or remedy other than such awards or remedies that are available under the applicable law.  Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Xencor and Amgen.  In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

(d)Each party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) or the fees and costs of the arbitrators.  Each party agrees to fully perform and satisfy any arbitration award made against it within […***…] days of the service of the award.

(e)By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including the right to seek or obtain

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certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.

14.3Court Actions.  Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 14.2.

15.General Provisions

15.1Governing Law; Jurisdiction.  This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of California, United States, without reference to its conflicts of law principles.  The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

15.2Entire Agreement; Modification.  This Agreement (including the Schedules attached hereto) constitutes a complete and exclusive statement with respect to all of its terms.  This Agreement (including the Schedules attached hereto) supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties.

15.3Relationship Between the Parties.  The parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the parties.  Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.  For clarity, the parties acknowledge and agree that their activities hereunder will not create a partnership for tax purposes.

15.4Non-Waiver.  The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

15.5Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other party’s consent:

(a)in connection with the transfer or sale of all or substantially all of the business or assets of such party relating to the subject matter of this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise (a “Sale Transaction”); or

(b)to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties specified above, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.5.  Any assignment not in accordance with this Agreement shall be void.

15.6Sale Transaction or Amgen Acquisition.    [*…***…]

15.7Change of Control.  Xencor shall give Amgen written notice within […***…] of any Change of Control of Xencor.  Upon such notice, Amgen shall have the right to (i) transfer some or all of the Research Program activities from Xencor to Amgen, upon written notice by Amgen and (ii) may exclude Xencor (following such Change of Control) from participation in whole or in part from the JRC or any other governance committees or working teams; provided, that the parties shall work together in good faith to establish an appropriate process by which Xencor (or its successor) can stay reasonably informed regarding, and comment on, the progress of the Research Program.

15.8No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than the parties and their successors and permitted assigns, except for the persons expressly entitled to indemnification as provided in Article 13 and only in accordance with the terms of such Article 13.

15.9Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

15.10Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) email or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party may designate by prior written notice to the other in accordance with this Section 15.10.  Notice shall be deemed sufficiently given

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for all purposes upon the earliest of:  (i) the date of actual receipt; (ii) if air mailed, [*…***…] days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries; or (iv) if emailed or sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next day.

CA 91320 Facsimile: […***…]	[…***…]
If to Amgen, notices must be addressed to: Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320 Attention: Corporate Secretary Facsimile: […***…]	with a copy (which shall not constitute notice) to: Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320 Attention: Senior Vice President, Business Development Facsimile: […***…]
If to Xencor, notices must be addressed to: Xencor, Inc. 111 West Lemon Avenue Monrovia, CA 91016 Attention: Chief Executive Officer Facsimile: […***…]	with a copy (which shall not constitute notice) to: Xencor, Inc. 111 West Lemon Avenue Monrovia, CA 91016 Attention: General Counsel Facsimile: […***…]

15.11Force Majeure.  Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such party’s reasonable control including acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur.  Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within […***…] days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any party be required to prevent or settle any labor disturbance or dispute.

15.12Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if

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any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

15.13Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

15.14Schedules.  All schedules referred to in this Agreement are attached hereto and incorporated herein by this reference.

 [Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Research and License Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

/s/ Bassil Dahiyat______________________ Bassil Dahiyat	/s/ Robert A. Bradway__________________ Robert A. Bradway
XENCOR, INC. By: _/s/ Bassil Dahiyat______________________ Name: Bassil Dahiyat Title: Chief Executive Officer	AMGEN INC. By: __/s/ Robert A. Bradway__________________ Name: Robert A. Bradway Title: Chief Executive Officer

Signature Page to Research and License Agreement

Schedule 1.59 - Research Plan

[*…***…]

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Schedule 1.59

[*…***…]

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Schedule 10.3

[*…***…]

[…***…]

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Schedule 10.3

CONFIDENTIAL

EXECUTION VERSION

News Release

AMGEN AND XENCOR ANNOUNCE STRATEGIC COLLABORATION IN CaNcer immunotherapy AND INFLAMMATION

Combines Amgen’s Proprietary Antibodies and Xencor’s XmAb® Bispecific Antibody Platform to Develop New Therapeutic Candidates

Includes Xencor’s Pre-Clinical CD38 Bispecific T Cell Engager for Multiple Myeloma

Xencor to Receive $45 Million Upfront Payment and Up To $1.7 Billion in Clinical, Regulatory and Sales Milestone Payments in Total for Six Programs

THOUSAND OAKS, Calif. and MONROVIA, Calif. (Sept. XX, 2015) – Amgen (NASDAQ:AMGN) and Xencor, Inc. (Xencor) (NASDAQ:XNCR) announced today that the two companies have entered into a research and license agreement to develop and commercialize novel therapeutics in the areas of cancer immunotherapy and inflammation. The research collaboration brings together Amgen’s capabilities in target discovery and protein therapeutics with Xencor’s XmAb® bispecific technology platform.

The collaboration includes molecular engineering by Xencor and the pre-clinical development of bispecific molecules for five programs proposed by Amgen, leveraging XmAb bispecific Fc domains to make half-life extended T cell engagers and dual targeting bispecific antibodies. The agreement also includes a preclinical bispecific T cell engager program directed at CD38 and CD3 for multiple myeloma.

Amgen will be fully responsible for pre-clinical and clinical development and commercialization worldwide. Under the terms of the agreement, Xencor will receive a $45 million upfront payment and up to $1.7 billion in clinical, regulatory and sales milestone payments in total for the six programs. Xencor is eligible to receive mid to high single-digit royalties for candidates directed against Amgen’s targets, and high single to low double-digit royalties for Xencor’s CD38 bispecific T cell engager.

“We are pleased to be joining forces with Xencor to expand our immuno-oncology and inflammation position by leveraging Amgen’s antibodies and Xencor’s bispecific antibody platform,” said Sean E. Harper, M.D., executive vice president of Research and Development at Amgen. “We are especially excited about the T cell engaging bispecific antibody directed against CD38, which complements Amgen’s BiTE® platform, while growing our hematology and oncology

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portfolio that includes two bispecific T cell engager antibodies, BLINCYTO® (blinatumomab) and AMG 330, as well as Kyprolis®  (carfilzomib) for relapsed multiple myeloma.”

Bispecific technologies seek to engineer monoclonal antibodies to bind two unique drug targets, as opposed to traditional antibodies designed to bind to a single antigen target. This approach represents a powerful opportunity in immuno-oncology to simultaneously engage immune cells and tumor cells to localize anti-tumor immune activity where it is needed most.

“Amgen, which has pioneered the use of bispecific antibodies, has chosen to access our XmAb bispecific technology for its robustness, long half-life, and the plug and play ease-of-development of our platform,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor.  “This opportunity expands the reach of our technology with a partner that has proven experience in bispecifics and immuno-oncology. Xencor will continue to focus on its internal programs including its immuno-oncology XmAb bispecifics, XmAb14045 in acute myeloid leukemia and XmAb13676 in B-cell malignancies, which are expected to enter clinical development in 2016.”

About Xencor's XmAb® Bispecific Technology

As opposed to traditional monoclonal antibodies that target and bind to a single antigen, bispecific antibodies are designed to elicit multiple biological effects that require simultaneous binding to two different antigen targets. Xencor's XmAb bispecific Fc domain technology is designed to maintain full-length antibody properties in a bispecific antibody, potentially enabling favorable in vivo half-life and simplified manufacturing.

Efforts at bispecific antibody design are typically frustrated by poor molecular stability, difficulties in production and short in vivo half-life. Xencor has engineered a series of Fc domain variants that spontaneously form stable, heterodimeric bispecific antibodies and that can be made and purified with standard antibody production methods. These bispecific Fc domains are used to generate a broad array of novel drug candidates in a range of molecule formats.

Xencor’s initial bispecific programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3 binding domain). These bispecific antibodies activate T cells at the site of the tumor for highly potent killing of malignant cells. The XmAb Fc domain format allows Xencor to tune the potency of the T-cell killing, potentially improving the tolerability of tumor immunotherapy. Xencor plans to begin clinical testing for two internal programs, XmAb14045 and XmAb13676, in 2016.

About Xencor Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of asthma and allergic diseases, autoimmune diseases and cancer. Currently, eight candidates that have been engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's internally-discovered programs include: XmAb5871, which completed a Phase 1b/2a clinical trial for the treatment of rheumatoid arthritis and is in preparation for a clinical trial in IgG4-related disease in 2015; XmAb7195 in Phase 1a development for the treatment of asthma; and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin’s lymphoma. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

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About Amgen’s Immuno-Oncology Focused Partnerships

Amgen’s recent immuno-oncology focused partnerships include:

•A  collaboration with Merck on developing talimogene laherparepvec and KEYTRUDA® (pembrolizumab) in melanoma and small cell cancer of the head and neck.

•A  strategic research collaboration and license agreement to develop and commercialize the next generation of novel Chimeric Antigen Receptor (CAR) T cell immunotherapies with Kite Pharma.

•A  research collaborative agreement focusing on Amgen's bispecific T cell engager (BiTE®) antibody constructs with MD Anderson’s Moon Shots Program.

•A  collaboration with Roche on a cancer immunotherapy study with investigational medicines talimogene laherparepvec and atezolizumab.

About Kyprolis® (carfilzomib) for Injection

Kyprolis® (carfilzomib) for Injection is indicated in combination with lenalidomide and dexamethasone for the treatment of patients with multiple myeloma who have received one to three prior lines of therapy.

Kyprolis is also indicated under FDA accelerated approval as a single agent for the treatment of patients with multiple myeloma who have received at least two prior therapies including bortezomib and an immunomodulatory agent and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate. Clinical benefit, such as improvement in survival or symptoms, has not been verified.

Kyprolis is a product of Onyx Pharmaceuticals, Inc. Onyx Pharmaceuticals is a subsidiary of Amgen and holds development and commercialization rights to Kyprolis globally, excluding Japan. Kyprolis is also approved for use in Argentina, Israel, Mexico and Thailand. For more information about Kyprolis, visit www.kyprolis.com

Important Safety Information Regarding Kyprolis® (carfilzomib) for Injection

Warnings and Precautions

Cardiac Toxicities:

New onset or worsening of pre-existing cardiac failure (e.g., congestive heart failure, pulmonary edema, decreased ejection fraction), restrictive cardiomyopathy, myocardial ischemia, and myocardial infarction including fatalities have occurred following administration of Kyprolis. In clinical studies with Kyprolis, these events typically occurred early in the course of Kyprolis therapy (< 5 cycles). Death due to cardiac arrest has occurred within a day of Kyprolis administration. Withhold Kyprolis for Grade 3 or 4 cardiac adverse events until recovery, and consider whether to restart Kyprolis at 1 dose level reduction based on a benefit/risk assessment. While adequate hydration is required prior to each dose in Cycle 1, all patients should also be monitored for evidence of volume overload, especially patients at risk for cardiac failure. Adjust total fluid intake as clinically appropriate in patients with baseline cardiac failure or who are at risk for cardiac failure. In patients ≥ 75 years of age, the risk of cardiac failure is increased. Patients with New York Heart Association Class III and IV heart failure, recent myocardial infarction, and conduction abnormalities uncontrolled by medications were not eligible for the clinical trials. These patients may be at greater risk for cardiac complications.

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Acute Renal Failure:

Cases of acute renal failure have occurred in patients receiving Kyprolis. Renal insufficiency adverse events (renal impairment, acute renal failure, renal failure) have occurred with an incidence of approximately 8% in a randomized controlled trial. Acute renal failure was reported more frequently in patients with advanced relapsed and refractory multiple myeloma who received Kyprolis monotherapy. This risk was greater in patients with a baseline reduced estimated creatinine clearance (calculated using Cockcroft and Gault equation). Monitor renal function with regular measurement of the serum creatinine and/or estimated creatinine clearance. Reduce or withhold dose as appropriate.

Tumor Lysis Syndrome:

Cases of tumor lysis syndrome (TLS), including fatal outcomes, have been reported in patients who received Kyprolis. Patients with multiple myeloma and a high tumor burden should be considered to be at greater risk for TLS. Ensure that patients are well hydrated before administration of Kyprolis in Cycle 1, and in subsequent cycles as needed. Consider uric acid lowering drugs in patients at risk for TLS. Monitor for evidence of TLS during treatment and manage promptly including interruption of Kyprolis until TLS is resolved.

Pulmonary Toxicity:

Acute Respiratory Distress Syndrome (ARDS), acute respiratory failure, and acute diffuse infiltrative pulmonary disease such as pneumonitis and interstitial lung disease have occurred in less than 1% of patients receiving Kyprolis. Some events have been fatal. In the event of drug-induced pulmonary toxicity, discontinue Kyprolis.

Pulmonary Hypertension:

Pulmonary arterial hypertension (PAH) was reported in approximately 1% of patients treated with Kyprolis and was Grade 3 or greater in less than 1% of patients. Evaluate with cardiac imaging and/or other tests as indicated. Withhold Kyprolis for pulmonary 11 hypertension until resolved or returned to baseline and consider whether to restart Kyprolis based on a benefit/risk assessment.

Dyspnea:

Dyspnea was reported in 28% of patients treated with Kyprolis and was Grade 3 or greater in 4 % of patients. Evaluate dyspnea to exclude cardiopulmonary conditions including cardiac failure and pulmonary syndromes. Stop Kyprolis for Grade 3 or 4 dyspnea until resolved or returned to baseline. Consider whether to restart Kyprolis based on a benefit/risk assessment.

Hypertension:

Hypertension, including hypertensive crisis and hypertensive emergency, has been observed with Kyprolis. Some of these events have been fatal. Monitor blood pressure regularly in all patients. If hypertension cannot be adequately controlled, withhold Kyprolis and evaluate. Consider whether to restart Kyprolis based on a benefit/risk assessment.

Venous Thrombosis:

Venous thromboembolic events (including deep venous thrombosis and pulmonary embolism) have been observed with Kyprolis. In the combination study, the incidence of venous thromboembolic events in the first 12 cycles was 13% in the Kyprolis combination arm versus 6% in the control arm. With Kyprolis monotherapy, the incidence of venous thromboembolic events was 2%. Thromboprophylaxis is recommended and should be based on an assessment of the patient’s underlying risks, treatment regimen, and clinical status.

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Infusion Reactions:

Infusion reactions, including life-threatening reactions, have occurred in patients receiving Kyprolis. Symptoms include fever, chills, arthralgia, myalgia, facial flushing, facial edema, vomiting, weakness, shortness of breath, hypotension, syncope, chest tightness, or angina. These reactions can occur immediately following or up to 24 hours after administration of Kyprolis. Administer dexamethasone prior to Kyprolis to reduce the incidence and severity 12 of infusion reactions. Inform patients of the risk and of symptoms and to contact a physician immediately if symptoms of an infusion reaction occur.

Thrombocytopenia:

Kyprolis causes thrombocytopenia with platelet nadirs observed between Day 8 and Day 15 of each 28-day cycle with recovery to baseline platelet count usually by the start of the next cycle. Thrombocytopenia was reported in approximately 40% of patients in clinical trials with Kyprolis. Monitor platelet counts frequently during treatment with Kyprolis. Reduce or withhold dose as appropriate.

Hepatic Toxicity and Hepatic Failure:

Cases of hepatic failure, including fatal cases, have been reported (< 1%) during treatment with Kyprolis. Kyprolis can cause increased serum transaminases. Monitor liver enzymes regularly. Reduce or withhold dose as appropriate.

Thrombotic Thrombocytopenic Purpura/Hemolytic Uremic Syndrome:

Cases of thrombotic thrombocytopenic purpura/hemolytic uremic syndrome (TTP/HUS) including fatal outcome have been reported in patients who received Kyprolis. Monitor for signs and symptoms of TTP/HUS. If the diagnosis is suspected, stop Kyprolis and evaluate. If the diagnosis of TTP/HUS is excluded, Kyprolis may be restarted. The safety of reinitiating Kyprolis therapy in patients previously experiencing TTP/HUS is not known.

Posterior Reversible Encephalopathy Syndrome (PRES):

Cases of PRES have been reported in patients receiving Kyprolis. Posterior reversible encephalopathy syndrome (PRES), formerly termed Reversible Posterior Leukoencephalopathy Syndrome (RPLS), is a neurological disorder which can present with seizure, headache, lethargy, confusion, blindness, altered consciousness, and other visual and neurological disturbances, along with hypertension, and the diagnosis is confirmed by neuro-radiological imaging (MRI). Discontinue Kyprolis if PRES is suspected and evaluate.  The safety of reinitiating Kyprolis therapy in patients previously experiencing PRES is not known.

Embryo-fetal Toxicity:

Kyprolis can cause fetal harm when administered to a pregnant woman based on its mechanism of action and findings in animals. There are no adequate and well-controlled studies in pregnant women using Kyprolis. Kyprolis caused embryo-fetal toxicity in pregnant rabbits at doses that were lower than in patients receiving the recommended dose. Females of reproductive potential should be advised to avoid becoming pregnant while being treated with Kyprolis. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to the fetus.

ADVERSE REACTIONS

The most common adverse events occurring in at least 20% of patients treated with Kyprolis in monotherapy trials: anemia, fatigue, thrombocytopenia, nausea, pyrexia, decreased platelets, dyspnea, diarrhea, decreased lymphocyte, headache, decreased hemoglobin, cough, edema peripheral.

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The most common adverse events occurring in at least 20% of patients treated with Kyprolis in the combination therapy trial: decreased lymphocytes, decreased absolute neutrophil count, decreased phosphorus, anemia, neutropenia, decreased total white blood cell count, decreased platelets, diarrhea, fatigue, thrombocytopenia, pyrexia, muscle spasm, cough, upper respiratory tract infection, decreased hemoglobin, hypokalemia.

USE IN SPECIFIC POPULATIONS

Patients on dialysis: Administer Kyprolis after the dialysis procedure.

POST-MARKETING EXPERIENCE

The following adverse reactions were reported in the post-marketing experience: dehydration, thrombotic thrombocytopenic purpura/hemolytic uremic syndrome (TTP/HUS), tumor lysis syndrome including fatal outcomes, and posterior reversible encephalopathy syndrome (PRES). Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

Full prescribing information is available at www.kyprolis.com.

About BLINCYTO® (blinatumomab)

BLINCYTO®  (blinatumomab) is the first bispecific CD19-directed CD3 T cell engager (BiTE®) antibody construct product, and the first single-agent immunotherapy to be approved by the U.S. Food and Drug Administration (FDA) for the treatment of patients with Philadelphia chromosome-negative (Ph-) relapsed or refractory B-cell precursor ALL, a rare and rapidly progressing cancer of the blood and bone marrow.  1,  2  Prior to approval, BLINCYTO was granted breakthrough therapy and priority review designations by the FDA. BLINCYTO has a BOXED WARNING in its product label regarding Cytokine Release Syndrome (CRS) and Neurological Toxicities. (Please see Important Safety Information below).

About BiTE® Technology

Bispecific T cell engager (BiTE®) antibody constructs are a type of immunotherapy being investigated for fighting cancer by helping the body’s immune system to detect and target malignant cells. The modified antibodies are designed to engage two different targets simultaneously, thereby juxtaposing T cells (a type of white blood cell capable of killing other cells perceived as threats) to cancer cells. BiTE® antibody constructs help place the T cells within reach of the targeted cell, with the intent of allowing T cells to inject toxins and trigger the cancer cell to die (apoptosis). BiTE® antibody constructs are currently being investigated for their potential to treat a wide variety of cancers. For more information, visit www.biteantibodies.com.

Important U.S. Product Information

BLINCYTO® is indicated for the treatment of Philadelphia chromosome-negative relapsed or refractory B-cell precursor acute lymphoblastic leukemia (ALL).

This indication is approved under accelerated approval. Continued approval for this indication may be contingent upon verification of clinical benefit in subsequent trials.

IMPORTANT SAFETY INFORMATION

WARNING: CYTOKINE RELEASE SYNDROME and NEUROLOGICAL TOXICITIES

•Cytokine Release Syndrome (CRS), which may be life-threatening or fatal, occurred in patients receiving BLINCYTO®. Interrupt or discontinue BLINCYTO® as recommended.

•Neurological toxicities, which may be severe, life-threatening or fatal, occurred in patients receiving BLINCYTO®. Interrupt or discontinue BLINCYTO® as recommended.

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Contraindications

BLINCYTO® is contraindicated in patients with a known hypersensitivity to blinatumomab or to any component of the product formulation.

Warnings and Precautions

•Cytokine Release Syndrome (CRS): Life-threatening or fatal CRS occurred in patients receiving BLINCYTO®. Infusion reactions have occurred and may be clinically indistinguishable from manifestations of CRS. Closely monitor patients for signs and symptoms of serious events such as pyrexia, headache, nausea, asthenia, hypotension, increased alanine aminotransferase (ALT), increased aspartate aminotransferase (AST), increased total bilirubin (TBILI), disseminated intravascular coagulation (DIC), capillary leak syndrome (CLS), and hemophagocytic lymphohistiocytosis/macrophage activation syndrome (HLH/MAS). Interrupt or discontinue BLINCYTO® as outlined in the Prescribing Information (PI).

•Neurological Toxicities: Approximately 50% of patients receiving BLINCYTO® in clinical trials experienced neurological toxicities. Severe, life-threatening, or fatal neurological toxicities occurred in approximately 15% of patients, including encephalopathy, convulsions, speech disorders, disturbances in consciousness, confusion and disorientation, and coordination and balance disorders. The median time to onset of any neurological toxicity was 7 days. Monitor patients for signs or symptoms and interrupt or discontinue BLINCYTO® as outlined in the PI.

•Infections: Approximately 25% of patients receiving BLINCYTO® experienced serious infections, some of which were life-threatening or fatal. Administer prophylactic antibiotics and employ surveillance testing as appropriate during treatment. Monitor patients for signs or symptoms of infection and treat appropriately, including interruption or discontinuation of BLINCYTO® as needed.

•Tumor Lysis Syndrome (TLS): Life-threatening or fatal TLS has been observed. Preventive measures, including pretreatment nontoxic cytoreduction and on treatment hydration, should be used during BLINCYTO® treatment. Monitor patients for signs and symptoms of TLS and interrupt or discontinue BLINCYTO® as needed to manage these events.

•Neutropenia and Febrile Neutropenia, including life-threatening cases, have been observed. Monitor appropriate laboratory parameters during BLINCYTO® infusion and interrupt BLINCYTO® if prolonged neutropenia occurs.

•Effects on Ability to Drive and Use Machines: Due to the possibility of neurological events, including seizures, patients receiving BLINCYTO® are at risk for loss of consciousness, and should be advised against driving and engaging in hazardous occupations or activities such as operating heavy or potentially dangerous machinery while BLINCYTO® is being administered.

•Elevated Liver Enzymes: Transient elevations in liver enzymes are associated with BLINCYTO® treatment. The majority of these events were observed in the setting of CRS. The median time to onset was 15 days. Grade 3 or greater elevations in liver enzymes occurred in 6% of patients outside the setting of CRS and resulted in treatment discontinuation in less than 1% of patients.  Monitor ALT, AST, gamma-glutamyl transferase (GGT), and TBILI prior to the start of and during BLINCYTO® treatment. BLINCYTO® treatment should be interrupted if transaminases rise to > 5 times the upper limit of normal (ULN) or if TBILI rises to > 3 times ULN.

•Leukoencephalopathy: Although the clinical significance is unknown, cranial magnetic resonance imaging (MRI) changes showing leukoencephalopathy have been observed in patients receiving BLINCYTO®, especially in patients previously treated with cranial irradiation and anti-leukemic chemotherapy.

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•Preparation and administration errors have occurred. Follow instructions for preparation (including admixing) and administration in the PI strictly to minimize medication errors (including underdose and overdose).

Adverse Events

•The most commonly reported adverse reactions (≥ 20%) in clinical trials were pyrexia (62%), headache (36%), peripheral edema (26%), febrile neutropenia (26%), nausea (25%), hypokalemia (23%), rash (21%), tremor (20%) and constipation (20%).

•Serious adverse reactions were reported in 65% of patients. The most common serious adverse reactions (≥ 2%) included febrile neutropenia, pyrexia, pneumonia, sepsis, neutropenia, device-related infection, tremor, encephalopathy, infection, overdose, confusion, Staphylococcal bacteremia, and headache.

Dosage and Administration Guidelines

•BLINCYTO® is administered as a continuous intravenous infusion at a constant flow rate using an infusion pump which should be programmable, lockable, non-elastomeric, and have an alarm.

•It is very important that the instructions for preparation (including admixing) and administration provided in the full Prescribing Information are strictly followed to minimize medication errors (including underdose and overdose).

Please see full Prescribing Information and medication guide for BLINCYTO® at www.BLINCYTO.com.

1.2.

1.3.About AMG 330

1.4.AMG 330 is a novel  CD33/CD3 BiTE antibody developed to recruit T-cells to recognize and kill CD33 expressing acute myeloid leukemia (AML) target cells.

1.5.

1.6.About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

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Amgen Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen Inc. and its subsidiaries (Amgen) and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission (SEC) reports filed by Amgen Inc., including Amgen Inc.'s most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Please refer to Amgen Inc.'s most recent Forms 10-K, 10-Q and 8-K for additional information on the uncertainties and risk factors related to Amgen's business. Unless otherwise noted, Amgen is providing this information as of [Sept. XX, 2015], and expressly disclaims any duty to update information contained in this news release.

No forward-looking statement can be guaranteed and actual results may differ materially from those Amgen projects. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, preclinical results do not guarantee safe and effective performance of product candidates in humans. The complexity of the human body cannot be perfectly, or sometimes, even adequately modeled by computer or cell culture systems or animal models. The length of time that it takes for Amgen and its partners to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future. Amgen develops product candidates internally and through licensing collaborations, partnerships and joint ventures. Product candidates that are derived from relationships may be subject to disputes between the parties or may prove to be not as effective or as safe as Amgen may have believed at the time of entering into such relationship. Also, Amgen or others could identify safety, side effects or manufacturing problems with Amgen's products after they are on the market. Amgen's business may be impacted by government investigations, litigation and product liability claims. If Amgen fails to meet the compliance obligations in the corporate integrity agreement between Amgen and the U.S. government, Amgen could become subject to significant sanctions. Amgen depends on third parties for a significant portion of its manufacturing capacity for the supply of certain of its current and future products and limits on supply may constrain sales of certain of its current products and product candidate development.

In addition, sales of Amgen's products are affected by the reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others' regulations and reimbursement policies may affect the development, usage and pricing of Amgen's products. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products. Amgen believes that some of its newer products, product candidates or new indications for existing products, may face competition when and as they are approved and marketed. Amgen's products may compete against products that have lower prices, established reimbursement, superior performance, are easier to administer, or that are otherwise competitive with its products.  In

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addition, while Amgen and its partners routinely obtain patents for their products and technology, the protection of Amgen's products offered by patents and patent applications may be challenged, invalidated or circumvented by its competitors and there can be no guarantee of Amgen's or its partners' ability to obtain or maintain patent protection for Amgen's products or product candidates. Amgen cannot guarantee that it will be able to produce commercially successful products or maintain the commercial success of its existing products. Amgen's stock price may be affected by actual or perceived market opportunity, competitive position and success or failure of its products or product candidates. Further, the discovery of significant problems with a product similar to one of Amgen's products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on Amgen's business and results of operations. Amgen's efforts to integrate the operations of companies it has acquired may not be successful. Amgen may experience difficulties, delays or unexpected costs and not achieve anticipated cost savings from its ongoing restructuring plan. Amgen's business performance could affect or limit the ability of Amgen's Board of Directors to declare a dividend or their ability to pay a dividend or repurchase Amgen common stock.

The scientific information discussed in this news release related to Amgen’s product candidates is preliminary and investigative.  Such product candidates are not approved by the U.S. Food and Drug Administration (FDA), and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidates.

Xencor Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from Xencor's officers and any expectations relating to its business, research and development programs, including the XmAb bispecific antibody technology, partnering efforts or its capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of  events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

CONTACT: Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

CONTACT: Xencor, Monrovia
John Kuch, 626-737-8013 (investors)

Jason I. Spark,  619-849-6005 Canale Communications for Xencor (media)

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References

1 Mayo Clinic. “Acute lymphocytic leukemia.” Available at: http://www.mayoclinic.org/diseases-conditions/acute-lymphocytic-leukemia/basics/definition/con-20042915  Accessed on July 15,  2015.

2 BLINCYTO®  US Prescribing Information.

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